                                                                   EXHIBIT 10.14














                   CONTRIBUTION/PURCHASE AND SALE AGREEMENT

                                by and between

                OLYMPUS MONTCLAIR-CHICAGO GENERAL PARTNERSHIP
                       an Illinois general partnership

                                  as Seller,

                                     and

                          APGM LIMITED PARTNERSHIP,
                        a Delaware limited partnership

                                   as Buyer

                              TABLE OF CONTENTS


ARTICLE                                                                    PAGE
-------                                                                    ----

1     DEFINITIONS ........................................................   2
      1.1   Definitions ..................................................   2

2     CONTRIBUTION/PURCHASE AND SALE; LEASE-BACK .........................  11
      2.1   Contribution/Purchase and Sale ...............................  11
      2.2   Property Lease ...............................................  11

3     DEPOSIT AND PURCHASE PRICE .........................................  12
      3.1   Earnest Money Deposit in Escrow ..............................  12
      3.2   Purchase Price and Handling of Earnest Money Deposit..........  12
      3.3   Closing Escrow ...............................................  13

4     TITLE, SURVEY AND SEARCHES .........................................  13
      4.1   Title ........................................................  13
      4.2   Survey .......................................................  14
      4.3   Searches .....................................................  15

5     DUE DILIGENCE ......................................................  16
      5.1   Due Diligence Materials.......................................  16
      5.2   Inspection ...................................................  17
      5.3   Due Diligence Termination ....................................  18

6     REPRESENTATIONS AND WARRANTIES .....................................  18
      6.1   Representation and Warranties of Seller ......................  18
      6.2   Representations and Warranties of Buyer ......................  24
      6.3   Change In Circumstance .......................................  25
      6.4   Other Representations and Warranties .........................  26

7     SELLER'S COVENANTS .................................................  26
      7.1   Covenants ....................................................  26
      7.2   No Assumption of Seller's Obligations ........................  28

8     CONDITIONS PRECEDENT ...............................................  29
      8.1   Conditions Precedent to the Obligations of Buyer .............  29
      8.2   Conditions Precedent to the Obligations of Seller ............  30
      8.3   IPO Condition ................................................  30

ARTICLE                                                                   PAGE
-------                                                                   ----
9     DESTRUCTION, DAMAGE OR CONDEMNATION ...............................  31
      9.1   Destruction or Damage .......................................  31
      9.2   Condemnation ................................................  32

10    POSSESSION, PRORATIONS AND CLOSING COSTS ..........................  32
      10.1  Possession ..................................................  32
      10.2  Prorations ..................................................  33
      10.3  Closing Costs ...............................................  33

11    CLOSING ...........................................................  34
      11.1  Time and Place ..............................................  34
      11.2  Seller's Deliveries .........................................  34
      11.3  Buyer's Deliveries ..........................................  36
      11.4  Concurrent Deliveries .......................................  36
      11.5  Concurrent Transactions .....................................  37
      11.6  New York Style Closing ......................................  37
      11.7  Employees and Leasing Commissions ...........................  37

12    INDEMNIFICATION ...................................................  37
      12.1  Seller's Indemnity ..........................................  37
      12.2  Buyer's Indemnity ...........................................  38
      12.3  Indemnification Procedures ..................................  39

13    DEFAULT ...........................................................  40
      13.1  Buyer Default ...............................................  40
      13.2  Seller Default ..............................................  41

14    INTENTIONALLY OMITTED .............................................  42

15    NOTICES ...........................................................  42
      15.1  Notices .....................................................  42

16    ADDITIONAL COVENANTS ..............................................  44
      16.1  Entire Agreement, Amendments and Waivers ....................  44
      16.2  Further Assurances ..........................................  44
      16.3  Survival and Benefit ........................................  44
      16.4  No Third Party Benefits .....................................  44
      16.5  Buyer's Investigation and Inspections .......................  44
      16.6  Interpretation ..............................................  44
      16.7  Governing Law ...............................................  45
      16.8  Attorneys' Fees .............................................  45

ARTICLE                                                                    PAGE
-------                                                                    ----
      16.9    Assignment .................................................  45
      16.10   Palmer Name ................................................  45
      16.11   [Intentionally Omitted] ....................................  45
      16.12   Offer and Acceptance .......................................  45

17    UNITS ..............................................................  46
      17.1    Accredited Investors .......................................  46
      17.2    Required Information .......................................  46
      17.3    No Offering ................................................  46
      17.4    Federal Income Tax Consequences of Transaction .............  46
      17.5    Debt Subject to Amount .....................................  47



LIST OF EXHIBITS

EXHIBIT A    -    Legal Description of the Land, the Indian Lakes Excluded
                  Property and the Nordic Hills Excluded Property
EXHIBIT B    -    Required Due Diligence Materials
EXHIBIT C    -    Contracts
EXHIBIT D-1  -    List of Licenses and Permits
EXHIBIT D-2  -    List of Operating Permits
EXHIBIT E    -    Unit Formula
EXHIBIT F    -    Intentionally Omitted
EXHIBIT G    -    List of Bookings
EXHIBIT H    -    Leases
EXHIBIT I    -    Commissions
EXHIBIT J    -    List of Reports, Assessments and Investigations
EXHIBIT K    -    Litigation
EXHIBIT L    -    List of Seller's Environmental Reports and Engineering Reports
EXHIBIT M    -    Intentionally Omitted
EXHIBIT N    -    Assignment of Licenses and Permits, Trade Names and Trademarks, and
                  Warranties
EXHIBIT O    -    Bill of Sale
EXHIBIT P    -    Property Lease
EXHIBIT Q    -    Trade Names and Trademarks
EXHIBIT R    -    List of Loan Documents
EXHIBIT S    -    Form of Deed
EXHIBIT T    -    List of Violations
EXHIBIT U    -    List of Equity Owners

                   CONTRIBUTION/PURCHASE AND SALE AGREEMENT


     THIS CONTRIBUTION/PURCHASE AND SALE AGREEMENT is made and entered into as of May 14, 1998, by and between OLYMPUS MONTCLAIR-CHICAGO GENERAL PARTNERSHIP, an Illinois general partnership ("SELLER"), and APGM LIMITED PARTNERSHIP, a Delaware limited partnership ("BUYER").

                               R E C I T A L S:

     A. Seller is the fee owner of the Land and the Improvements (as such terms are hereinafter defined) comprising a resort, golf course and convention/banquet facility commonly known as Indian Lakes Resort located in Bloomingdale, Illinois [which excludes an approximately eleven (11) acre vacant parcel owned by Seller, located adjacent to the Indian Lakes Resort and generally described on Exhibit A attached hereto (the "INDIAN LAKES EXCLUDED PROPERTY")]; and a resort, golf course and convention/banquet facility commonly known as Nordic Hills Resort in Itasca, Illinois [which excludes two (2) vacant parcels of approximately four (4) and five (5) acres and one (1) improved parcel owned by Seller, each located adjacent to the Nordic Hills Resort and each generally described on Exhibit A attached hereto (hereinafter collectively called the "NORDIC HILLS EXCLUDED PROPERTY")]; and Seller has certain right, title and interest in and to the Licenses and Permits, the Trade Names and Trademarks, the Warranties and the FF&E (as such terms are hereinafter defined).

     B. Arnold Palmer Golf Management LLC ("PALMER LLC") and its principals are in the process of sponsoring a real estate investment trust ("REIT"), the shares of which will be offered to the public pursuant to an initial public offering (the "IPO") of shares of common stock ("COMMON STOCK"). As part of the IPO, it is contemplated that (i) the REIT will become the managing general partner of Buyer, (ii) the limited partnership interests in Buyer shall be divided into units ("UNITS"), each of which Units shall have substantially the same economic attributes as a share of Common Stock in the REIT, and (iii) the holders of Units will have the right to exchange Units for Common Stock (on a one Unit for one share of Common Stock basis), subject to the restrictions and limitations which will be established by an amended and restated partnership agreement of Buyer and the organizational documents for the REIT which are in effect as of the consummation of the date of the IPO.

     C. In connection with the establishment of the REIT and the IPO, Seller desires to sell, assign, transfer or otherwise convey and Buyer desires to purchase and acquire, the Property (as hereinafter defined) upon and subject to the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree as follows:

                                  ARTICLE 1

                                 DEFINITIONS

      1.1 DEFINITIONS. When used herein, the following terms shall have the respective meanings set forth opposite each such term:

           ACT.  As defined in Section 7.1(i).

           AGREEMENT. This Contribution/Purchase and Sale Agreement, including the Exhibits attached hereto which are by this reference incorporated herein and made a part hereof.

           ASSIGNMENT OF LICENSES AND PERMITS, TRADE NAMES AND TRADEMARKS, AND WARRANTIES. As defined in Section 11.2(b).

           BOOKINGS. Contracts for the use or occupancy of guest rooms, golf facilities, or meeting and banquet facilities at either of the resorts, or any combination thereof, as the case may be.

           BREAK-UP FEE.  As defined in Section 8.3.

           BUYER INDEMNIFIED PARTIES.  As defined in Section 12.1.

           BUYER'S INDEMNITY.  As defined in Section 5.2.

           BUYER'S LOAN DOCUMENTS INDEMNITY.  As defined in Section 12.2.

           BUYER'S REPRESENTATIVES.  As defined in Section 5.2.

           CLOSING. The closing of the sale and purchase transaction contemplated by this Agreement, as described in Article 11 of this Agreement.

           CLOSING DATE.  The date of closing determined pursuant to Section
      11.1 of this Agreement.

           CODE.  As defined in Section 17.4.

           COMMON STOCK.  As defined in the Recitals hereto.

           CONSUMABLES. All operating supplies and inventories necessary for the operation or maintenance of the Resort, including collateral services and facilities, such as


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

      restaurants, bars, pools and meeting rooms, in accordance with the usual and customary standards for the Resort and the resort hotel industry in general, including all food and beverages (alcoholic, to the extent transferable under applicable law, and non-alcoholic); chinaware; glassware; linens; bedding; silverware; uniforms; towels; utensils; tools; engineering, maintenance and housekeeping, cleaning and office supplies, including soap, cleaning materials and matches; stationery business forms, printed hotel and/or golf forms, scorecards and printing; and other supplies of all kinds, in each case whether partially used, unused or held in reserve storage for future use in connection with the maintenance and operation of the Improvements, which are on hand on the date hereof, subject to such depletion and restocking as shall occur and shall be made in the normal course of business of the Resort but in accordance with present operating standards for the Resort, excluding, however, all items of personal property owned by tenants, guests, employees or persons (other than Seller or any affiliate of Seller) furnishing food or services to the Improvements.

           CONTINGENCY PERIOD. The period beginning on the Contract Date and ending at 5:00 p.m., Pacific Time, on the sixtieth (60th) day following the Contract Date.

           CONTRACT DATE. The date Seller delivers to Buyer an original, fully executed counterpart of this Agreement, which date shall be set forth in the introductory paragraph of this Agreement.

           CONTRACT LIABILITY LIMITATION.  As defined in Section 12.3(c).

           CONTRACTS. All written or oral: (i) insurance, management, leasing, service, maintenance, operating, repair, collective bargaining, employment, employee benefit, severance, franchise, licensing, supply, purchase, consulting, professional service, advertising, promotion, public relations and other contracts and commitments in any way relating to the Property or any part thereof, together with all supplements, amendments and modifications thereto; and (ii) equipment leases and all rights and options of Seller thereunder, including rights to renew or extend the term or purchase the leased equipment, entered into by Seller or its affiliates, relating to equipment or property located in or upon the Real Property or used in connection therewith, together with all supplements, amendments and modifications thereto.

           DAYS OR DAYS.  As defined in Section 16.6.

           DEBT SUBJECT TO AMOUNT. The amount (including principal, accrued interest and other costs) which would be required to pay off the loan evidenced and/or secured by the Loan Documents, in full, as of the Closing Date, and to extinguish the lien of the Loan Documents.


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

           DEED(S). That or those certain recordable Special Warranty Deed(s) to be delivered by Seller to Buyer at the closing conveying fee simple title to the Land and the Improvements to Buyer subject only to the liens created by the Loan Documents and the Permitted Title Exceptions, which Deeds shall be in the form of Exhibit S attached hereto and made a part hereof.

            DEPARTMENT.  As defined in Section 7.1(i).

           DUE DILIGENCE APPROVAL DATE.  The last day of the Contingency
      Period.

           DUE DILIGENCE MATERIALS.  As defined in Section 5.1.

           EARNEST MONEY DEPOSIT. The sum of Three Hundred Fifty Thousand and no/100 Dollars ($350,000.00), half of which shall be deposited by Buyer with Escrowee, as escrowee, within three (3) business days after the Contract Date and the other half of which shall be deposited on or before the Due Diligence Approval Date to the extent so required under Section
      3.1 hereof. The Earnest Money Deposit shall be held as earnest money pursuant to the terms of this Agreement.

           ENVIRONMENTAL LAWS. All federal, state and local statutes, regulations, ordinances and rules relating to (i) the emission, discharge, release or threatened release of a Hazardous Material into the air, surface water, groundwater or land; (ii) the manufacturing, processing, use, generation, treatment, storage, disposal, transportation, handling, removal, remediation or investigation of a Hazardous Material; or (iii) the protection of human health, safety or the indoor or outdoor environment, including without limitation, the Clean Air Act, the Federal Water Pollution Control Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Occupational Safety and Health Act, all amendments thereto, all regulations promulgated thereunder, and their state or local statutory and regulatory counterparts.

           EQUITY OWNERS.  As defined in Section 17.1.

           ESCROWEE. Chicago Title Insurance Company (national office located at 161 North Clark Street, Chicago, Illinois).

           EXISTING ENVIRONMENTAL MATTERS.  As defined in Section 7.1(j).

           FF&E. All fixtures, furnishings, equipment, vehicles, machinery, signage, appliances, window coverings, carpeting and other tangible personal property of every kind and character (excluding, however, the Consumables and the Inventory) owned by Seller and situated in or upon the Real Property, and all replacements, additions or accessories thereto between the Contract Date and the Closing Date, as well as all such items required to maintain the Resort in conformance with the Resort's usual and customary standards.

           HAZARDOUS MATERIAL. Any solid, liquid or gaseous substance, chemical, compound, product, byproduct, waste or material that is or becomes regulated, defined or designated by any applicable federal, state or local governmental authority or by any Environmental Law as hazardous, extremely hazardous, imminently hazardous, dangerous or toxic, or as a pollutant or contaminant, and shall include, without limitation, asbestos, polychlorinated biphenyls, and oil, petroleum, petroleum products and petroleum byproducts.

           IMPROVEMENTS. Any and all buildings and improvements located on the Land, including the following:

                  INDIAN LAKES

                  314-room hotel, with two 18-hole golf courses, indoor and outdoor swimming pools, clubhouse, three restaurants, three lounges, health club, three tennis courts, game room, pro shop and convention and banquet facilities.

                  NORDIC HILLS

                  228-room hotel, with 18-hole golf course, indoor and heated outdoor swimming pools, two restaurants, three lounges, three tennis courts, eight racquetball courts, six bowling lanes, health club, weight room and convention and banquet facilities.

      Improvements shall include any and all cart and walking paths, tees, greens, holding ponds, water wells, effluent systems, irrigation lines, drainage facilities, pump stations, cart barns, entrance and interior (directional) signage, parking lots, drives and roads, and pavilions located on the Land and serving either the golf courses, the building(s) and structures containing the hotel rooms, restaurant(s), bars and other facilities, or both.

           INDEMNIFICATION NOTICE.  As defined in Section 12.3(a).

           INDEMNITEE.  As defined in Section 12.3(a).

           INDEMNITOR.  As defined in Section 12.3(a).

           INDIAN LAKES EXCLUDED PROPERTY.  As defined in the Recitals hereto.

           INSPECTIONS.  As defined in Section 5.2.



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

           IPO.  As defined in the Recitals hereto.

           IPO CONDITION.  As defined in Section 8.3.

           IPO PERIOD.  As defined in Section 8.3.

           INVENTORY. All inventory of goods and merchandise owned by Seller and held for resale in connection with Seller's retail operations on the Land including, without limitation, golf equipment and golf related goods sold in the pro shops.

           LAND. The land legally described on Exhibit A attached hereto and incorporated herein by this reference, and generally described as follows:

                  INDIAN LAKES

                  Approximately 271 acres of land located in Bloomingdale, Illinois (which specifically excludes the Indian Lakes Excluded Property).

                  NORDIC HILLS

                  Approximately 102 acres of land located in Itasca, Illinois (which specifically excludes the Nordic Hills Excluded Property).

           LEASES. All leases and occupancy agreement for the use or occupancy of any portion of the Real Property, excluding, however, the Bookings.

           LEGAL REQUIREMENTS. All laws, statutes, codes, acts, ordinances, orders, judgments, decrees, injunctions, rules, regulations, permits, licenses, authorizations, orders, directions and requirements of all governments and governmental authorities having jurisdiction of the Property (including, for purposes hereof, any local Board of Fire Underwriters), and the operation thereof, and all deed restrictions or other covenants, restrictions, or agreements, site plan approvals, zoning or subdivision regulations and urban redevelopment plans governing or regulating the use or operation of the Property.

           LESSEE. Seller or such other affiliate of Seller as may be designated by Seller in a written notice thereof delivered to Buyer no later than thirty (30) days following the Contract Date, which lessee shall, in any event, be subject to the reasonable approval of Buyer as more particularly described in Section 2.2 hereof.

           LESSEE PROPERTY. Collectively, the Inventory, the Consumables, the Leases, the Contracts, the Bookings, and the Operating Permits.

           LICENSES AND PERMITS.   All (i) licenses, permits, franchises,
      certifications, authorizations, approvals, certificates of occupancy and entitlements issued, approved or granted by any governmental authority or body having jurisdiction over the Property and relating to the operation, ownership or maintenance of the Property or any part thereof; (ii) development rights in any way related to or used in connection with the Property and its operations; and (iii) licenses, certifications, authorizations, approvals, easements and rights of way required from private parties to make use of utilities and to insure vehicular and pedestrian ingress and egress to the Real Property; provided that the term "Licenses and Permits" shall not include the Operating Permits as defined below in this Section 1.1, except that the phrase "Licenses and Permits" shall include, and the phrase "Operating Permits" shall not include, those permits, licenses, etc. which would fall within the definition of "Operating Permits" set forth below, but which may not lawfully and effectively be held by Seller, as lessee under the Property Lease, from and after the Closing Date.

           LOAN DOCUMENTS. All loan agreements, notes, mortgages, deeds of trust, assignments, guarantees, indemnities, and other instruments evidencing, securing, guarantying or otherwise relating to any mortgage or secured financing encumbering the Real Property or any portion thereof.

           MONETARY LIENS.  As defined in Section 4.1.

           NORDIC HILLS EXCLUDED PROPERTY.  As defined in the Recitals hereto.

           OFFEREES.  As defined in Section 17.1.

           OPERATING PERMITS. All licenses, authorizations or approvals granted by any governmental authority or body having jurisdiction over the Property and relating solely to the business operations currently being conducted at the Property (e.g., liquor licenses, food and beverage operating permits, gift shop operating permits, golf pro shop operating permits, etc.).

           PALMER IDENTIFICATION.  As defined in Section 16.10.

           PALMER LLC.  As defined in Recital B hereof.

           PERMITTED CHANGE.  As defined in Section 6.3.

           PERMITTED TITLE EXCEPTIONS. Those exceptions to title to the Property approved or deemed approved by Buyer pursuant to Article 4 hereof.

           PHASE I STUDY.  As defined in Section 5.2.

           PROPERTY. Collectively, the Real Property, the Trade Names and Trademarks, the Warranties, the Licenses and Permits, and the FF&E.

           PROPERTY LEASE.  As defined in Section 2.2.

           PROSPECTUS.  As defined in Section 17.2.

           PURCHASE PRICE. Sixty-Two Million Five Hundred Thousand and no/100 Dollars ($62,500,000.00), less the Debt Subject to Amount, plus or minus prorations as described in this Agreement, which shall be allocated as follows:

                     INDIAN LAKES:

                         Golf Course                         $28,000,000.00
                         Personal Property                    $5,800,000.00
                         Hotel                                $6,100,000.00


                     NORDIC HILLS:

                         Golf Course                         $14,000,000.00
                         Personal Property                    $4,200,000.00
                         Hotel                                $4,400,000.00

      Buyer and Seller agree that, for purposes of tax reporting, each party shall utilize the amounts set forth in the above allocations.

           REAL PROPERTY. The Land and the Improvements, together with all improvements thereon or therein (including all replacements or additions thereto between the Contract Date and the Closing Date); all systems, facilities, fixtures, machinery, equipment and conduits to provide fire protection, security, heat, exhaust, ventilation, air-conditioning, electrical power, light, plumbing, refrigeration, gas, sewer and water to the Land and Improvements (including all replacements or additions thereto between the Contract Date and the Closing Date); all privileges, rights (including water rights), easements, hereditaments and appurtenances thereunto belonging; and all right, title and interest of Seller in and to any streets, alleys, passages and other rights-of-way included therein or adjacent thereto (before or after any vacation thereof).

           REIT.  As defined in the Recitals hereto.

           REQUIRED DUE DILIGENCE MATERIALS. The documents and other materials listed on Exhibit B attached hereto and by this referenced incorporated herein.

           RESORT. The Land, Improvements, Trade Names and Trademarks, Warranties, Licenses and Permits and FF&E consisting of the properties commonly known as Indian Lakes Resort and Nordic Hills Resort and the operation thereof as hotel, golf course and convention/banquet facilities.

           SEARCH DEFECTS.  As defined in Section 4.3.

           SEARCHES.  As defined in Section 4.3.

           SECTION 9.02(d).  As defined in Section 7.1(i).

           SECTION 1445A.  As defined in Section 11.2(j).

           SECURITIES ACT.  As defined in Section 17.2.

           SELLER CAUSED MONETARY LIENS.  As defined in Section 4.1.

           SELLER INDEMNIFIED PARTIES.  As defined in Section 5.2.

           SELLER'S ENVIRONMENTAL REPORTS.  As defined in Section 6.1(u).

           SELLER'S RECEIVABLES.  As defined in Section 10.2(b).

           STRUCTURAL REPORT.  As defined in Section 5.2.

           SURVEY. A current as-built survey of the Land prepared by a surveyor licensed by the state in which the subject land is located and certified to Buyer, the Title Company and such other parties as Buyer shall designate to be prepared in accordance with the current Minimum Standard Detail Requirements for Land Title Surveys (excluding the requirement for the placement of monuments) adopted by the American Land Title Association and American Congress on Surveying and Mapping, setting forth the legal description and street address of the Land and Improvements and specifically showing thereon all buildings, and other improvements (including fences, tees, greens, traps, cart and improved walking paths, pumping facilities, holding ponds and golf course facilities), the number of stories in such buildings, easements (visible or recorded), building lines, curb cuts, party walls (if any), parking, sewage, water, electricity, gas and other utility facilities (together with recording information concerning the documents creating any such easements and building lines), roads and means of physical and record ingress and egress to and from the Real Property by public roads and the gross area of the land included in the Land, and spotting improvements on adjoining property which are within five (5) feet of the property lines of the Land. The Survey shall specify and depict ponds, creeks, streams and rivers and any areas of the Land which are located in a flood plain, wetlands or other environmentally controlled, regulated or protected area.

           SURVEY DEFECTS.  As defined in Section 4.2.

           TITLE COMMITMENT. A commitment for the Title Policy covering the Land and Improvements issued by the Title Company in favor of Buyer, or its nominee, in the full amount of the Purchase Price, showing Seller as fee simple title holder of the Land and Improvements.

           TITLE COMPANY. Chicago Title Insurance Company (national office, located in Chicago, Illinois).

           TITLE POLICY. An ALTA Owner's Title Insurance Policy covering the Land and Improvements issued by the Title Company pursuant to the Title Commitment, specifically containing "extended coverage" insuring over all general exceptions raised in such form of title policy and containing the following endorsements: zoning 3.1, owner's comprehensive, encroachment, contiguity (if applicable), access, survey, tax parcel, subdivision compliance, and creditor's rights.

           TRADE NAMES AND TRADEMARKS. All of Seller's rights in and to the trade names and trademarks set forth and described on Exhibit Q attached hereto and incorporated herein by reference, and any and all derivatives and forms thereof, together with all other service marks and logos, whether or not registered; specifically excluding, however, the trade names and trademarks relating to the name "Montclair Chop House".

           UNINTENTIONAL LIEN AMOUNT LIMITATION.  As defined in Section 4.1.

           UNINTENTIONAL MONETARY LIENS.  As defined in Section 4.1.

           UNIT AMOUNT.  As defined in Section 3.2.

           UNITS.  As defined in the Recitals hereto.

           WARRANTIES. All guarantees and warranties in effect with respect to the Property or any portion thereof, which, by their terms, shall survive Closing, including, without limitation, all guarantees and warranties of contractors, materialmen, manufacturers, mechanics or suppliers who have been engaged by Seller or any of its agents to furnish labor, materials, equipment or supplies to all or any portion of the Property.

                                  ARTICLE 2

                  CONTRIBUTION/PURCHASE AND SALE; LEASE-BACK

      2.1 CONTRIBUTION/PURCHASE AND SALE. Subject to the conditions and on the terms contained in this Agreement:

           (a) Buyer agrees to acquire from Seller, and Seller agrees to sell, assign, transfer or otherwise contribute to Buyer (i) the Land and Improvements by the Deed, and (ii) all of Seller's right, title and interest in the balance of the Real Property.

           (b) Buyer agrees to acquire from Seller, and Seller agrees to sell, assign, convey or otherwise contribute to Buyer all of Seller's right, title and interest in and to the following items, free and clear of all liens, claims, encumbrances and restrictions of every kind and description, except for liens created by the Loan Documents and the Permitted Title Exceptions: (i) the Licenses and Permits, (ii) the Warranties and (iii) the Trade Names and Trademarks.

           (c) Buyer agrees to acquire from Seller, and Seller agrees to sell, convey, assign or otherwise contribute to Buyer, the FF&E (excluding specifically, however, the Consumables and the Inventory, which are hereby acknowledged not to be part of the Property being conveyed hereunder), by good and sufficient bill of sale containing full warranties of title free and clear of all liens, claims, encumbrances and restrictions of every kind and description, except for the liens created by the Loan Documents and the Permitted Title Exceptions.

           (d) Nothing herein shall be deemed to be an agreement of Buyer to engage, or otherwise be responsible for, any employees of Seller, (it being understood that Buyer's acquisition of the Property hereunder shall not be deemed an acquisition of any of Seller's business operations currently being conducted at the Real Property, which business operations shall continue to be conducted by the "lessee" pursuant to the terms of the Property Lease described in Section 2.2 below). Moreover, except as specifically provided herein to the contrary, Buyer shall not assume, or become obligated with respect to, any liability or obligation of Seller. As a further consequence of the foregoing, none of the Consumables or Inventory is being sold or transferred to Buyer or being prorated between Seller and Buyer, nor are any of the Contracts, Leases, Bookings or Operating Permits being transferred to Buyer, but rather the "lessee" under the Property Lease will continue to operate each Resort pursuant thereto and shall, if the "Lessee" is Seller, retain its interest therein or if the "Lessee" is a different entity, then such entity shall succeed directly to Seller's interest therein or thereto.

      2.2 PROPERTY LEASE. Notwithstanding anything herein to the contrary, it is understood and agreed that Buyer (or any affiliate thereof taking title to the Real Property at Closing), as lessor, and Seller, as lessee, shall be entering into one (1) lease for both Resorts; such lease to be in substantially the form attached hereto as Exhibit P (hereinafter referred to as the "PROPERTY LEASE") and to commence on the Closing Date. In the event that Seller desires an entity other than Seller itself to be the "Lessee" under the Property Lease, Seller shall deliver notice thereof to Buyer, within thirty (30) days following the Contract Date, identifying the proposed entity which it proposes to be the lessee under the Property Lease, and Seller shall thereafter deliver to Buyer such other information concerning such proposed lessee as Buyer may request. Buyer shall have the right to approve the entity requested by Seller to be the lessee under the Property Lease, which approval shall not be unreasonably withheld. Upon such approval, the entity so requested shall be the "Lessee" under the Property Lease being entered into at Closing and, at the Closing, Seller shall convey all of its right, title and interest in and to the Lessee Property to said approved entity by assignment or other conveyance documents acceptable to Buyer and Buyer's counsel. If Buyer does not so approve the proposed entity as the "lessee" under the Property Lease, Seller shall be the "lessee" thereunder. Seller currently contemplates establishing a limited liability company, which would be under common control with Seller or with one or both of its general partners to be such "lessee" and if such is the case, Buyer hereby approves of such entity being the "lessee".

                                  ARTICLE 3

                          DEPOSIT AND PURCHASE PRICE

     3.1 EARNEST MONEY DEPOSIT IN ESCROW.  On or before the date which is three
(3) business days after the Contract Date, the parties shall establish a strict joint order escrow with the Escrowee. Upon opening of said escrow, Buyer shall cause one-half (1/2) of the Earnest Money Deposit to be deposited therein. In the event this Agreement is in full force and effect as of the Due Diligence Approval Date and has not otherwise been terminated by Buyer pursuant to
Article 4, Article 5 or Article 9 hereof, then, on or before the Due Diligence Approval Date, Buyer shall cause the remaining balance of the Earnest Money Deposit to be deposited in said strict joint order escrow. From and after the Due Diligence Approval Date, the Earnest Money Deposit shall be non-refundable except as otherwise provided herein. The Earnest Money Deposit (and interest thereon net of any investment charges) shall be applied against the Purchase Price at the Closing, as more specifically provided in Section 3.2 below. Escrowee shall be directed by the parties to invest the entire Earnest Money Deposit in money market accounts designated by Buyer, with interest thereon being applied on account of the Purchase Price at the Closing, or if the Closing does not occur for any reason, then such interest shall be paid to the party entitled to the Earnest Money Deposit hereunder. The parties shall direct Escrowee to disburse the Earnest Money Deposit with interest earned thereon, to the party entitled to the same as set forth in this Agreement, or as otherwise provided in Section 3.3 below.

     3.2 PURCHASE PRICE AND HANDLING OF EARNEST MONEY DEPOSIT. At the Closing, upon the terms and conditions set forth in this Agreement, Buyer shall pay the Purchase Price (i.e., after reduction thereto on account of the Debt Subject to Amount), subject to adjustment for any prorations and for the Earnest Money Deposit as described in Section 3.1 above. Subject to applicable securities laws and regulations pertaining to a securities offering exempt from registration under federal and state securities laws, and subject to the terms and conditions described in Article 17 hereof, the amount of $4,933,920.00 of the net Purchase Price (i.e., net of the Debt Subject to Amount and net of the Earnest Money Deposit being applied against the Purchase Price at Closing) shall be payable in the form of Units (the "UNIT AMOUNT"), the number of Units being determined in accordance with the formula described in Exhibit E attached hereto. The balance of the Purchase Price shall be paid either by cash, cashier's or certified check or wire transfer of funds. The Earnest Money Deposit (and interest thereon net of any investment charges) shall be (i) paid to Seller and applied against the Purchase Price at the Closing, or (ii) disbursed in accordance with the terms of this Agreement if the Closing does not occur as contemplated hereby.

     3.3 CLOSING ESCROW. On or prior to the Closing Date, the parties shall establish a deed and money escrow with the Escrowee through which the transaction contemplated hereby shall be closed. Upon opening of said escrow, the Earnest Money Deposit (plus interest thereon net of any investment charges) shall be disbursed from the above-described strict joint order escrow with Escrowee and deposited in the deed and money escrow. The escrow instructions for the deed and money escrow shall be in the form customarily used by the Escrowee with such special provisions added thereto as may be required to conform to the provisions of this Agreement. Said escrow shall be auxiliary to this Agreement and this Agreement shall not be merged into nor in any manner superseded by said escrow. The escrow costs and fees for each of the escrow accounts described in this Article 3 shall be equally divided between Buyer and Seller.


                                  ARTICLE 4

                          TITLE, SURVEY AND SEARCHES

     4.1 TITLE. Following the Contract Date, Buyer shall order and obtain the Title Commitment, together with a copy of each recorded document raised as an exception therein. If the Title Commitment raises any exceptions to title to which Buyer objects, in its sole and absolute discretion, Buyer shall give Seller written notice of such objection within fifteen (15) days of Buyer's receipt of the Survey, of the Title Commitment and of copies of all of said documents of record, but in no event shall such notice of objection be given later than forty-five (45) days after the Contract Date, and Seller shall thereafter have ten (10) days within which to advise Buyer as to Seller's intention with respect to said objections [that is, whether Seller will, at or prior to Closing, with respect to each such unpermitted exception (a) cause it to be removed from the Title Commitment, (b) cause it to be insured over by the Title Company to the reasonable satisfaction of Buyer, or (c) take no action with respect thereto]; provided, however, that Seller shall be obligated to cause (A) all Monetary Liens (as defined below) which are the result of the acts or omissions of Seller or of any party claiming by, through or under

Seller (hereinafter called "SELLER CAUSED MONETARY LIENS") to be removed and
(B) all other Monetary Liens which are not Seller Caused Monetary Liens ("UNINTENTIONAL MONETARY LIENS") to be removed up to a maximum amount, when aggregated with Search Defects constituting Unintentional Monetary Liens, of One Million and no/100 Dollars ($1,000,000.00) (the "UNINTENTIONAL LIEN AMOUNT LIMITATION"). Notwithstanding the foregoing, (A) any delinquent real property taxes, deeds of trust or mortgages (other than those which are part of the Loan Documents), unpaid obligations owing to any governmental agency which, with the passage of time, could give rise to a lien, mechanic's liens, attachment liens, execution liens, tax liens for delinquent taxes and judgment liens, (collectively, "MONETARY LIENS"), disclosed on the Title Commitment shall be automatically deemed unpermitted exceptions and objected to by Buyer without any further action or notice thereof to Seller and (B) any liens created by the Loan Documents shall be deemed accepted by Buyer for purposes of this Agreement. If Seller fails within its aforesaid ten (10) day period to give any notice or to commit to have all unpermitted exceptions (other than Monetary Liens for which no response from Seller shall be required) removed from the Title Commitment or insured over to the reasonable satisfaction of Buyer or if the amount of Unintentional Monetary Liens exceeds the Unintentional Lien Amount Limitation (and Seller in its response does not commit to remove or insure over the same), Buyer may elect, by written notice thereof delivered to Seller within five (5) days of the expiration of Seller's aforesaid ten (10) day period, either (i) to terminate this Agreement, in which event the Earnest Money Deposit and any interest thereon, shall be forthwith returned to Buyer, all obligations of the parties hereunder shall terminate (other than Buyer's Indemnity which shall survive such termination for the period specified in
Section 5.2 hereof), and this Agreement shall otherwise have no further force and effect, or (ii) to accept title to the Property subject to such unpermitted exceptions (other than Monetary Liens, except for those Unintentional Monetary Liens in excess of the Unintentional Lien Amount Limitation which Seller does not commit to satisfy) as Seller has advised, or is deemed to have advised, Buyer that Seller will not take any action, all of which unpermitted exceptions shall thereafter be deemed "Permitted Title Exceptions," but with the express understanding that Seller will be obligated, on or prior to Closing, to remove or insure over all other exceptions in accordance with Seller's response notice and to satisfy all Seller Caused Monetary Liens and all Unintentional Monetary Liens up to the Unintentional Lien Amount Limitation (or such higher amount as Seller commits in its response notice to Buyer). Buyer's failure to make either election within five (5) days of the expiration of Seller's aforesaid ten (10) day period shall be deemed an election under clause (ii) above. Notwithstanding anything herein to the contrary, Seller shall be obligated to cause to be removed or insured over at Closing, or, if Seller fails to do so, Buyer shall be entitled to reduce the amount of the Purchase Price due at Closing by the amount of, all Seller Caused Monetary Liens arising after the date of the Title Commitment and all Unintentional Monetary Liens arising after the date of the Title Commitment to the extent that there is then any "available" Unintentional Lien Amount Limitation.

     4.2 SURVEY. No later than thirty (30) days following the Contract Date, Buyer shall obtain the Survey and deliver a copy thereof to Seller within ten
(10) days of its receipt thereof. If the Survey discloses any encroachments onto the Land from any adjacent property, encroachments by or from the Land onto any adjacent property, violations of or encroachments upon any recorded building lines, restrictions or easements affecting the Land, matters including possible rights of third parties, or any other matter to which Buyer objects, in its sole and absolute discretion (all of which are hereinafter collectively called "SURVEY DEFECTS"), Buyer shall give Seller notice of such objection within fifteen (15) days of Buyer's receipt of the Survey, of the Title Commitment and of copies of all said documents of record, but in no event shall such notice of objection be given later than forty-five (45) days after the Contract Date, and Seller shall thereafter have ten (10) days within which to advise Buyer whether Seller will, on or before the Closing, with respect to each such Survey Defect (a) cause it to be removed from the Survey, (b) cause it to be insured over by the Title Company to the reasonable satisfaction of Buyer, or (c) take no action with respect thereto. If Seller fails within its aforesaid ten (10) day period to give Buyer any notice or to agree to have all of the Survey Defects removed or insured over, Buyer may elect, by written notice thereof delivered to Seller within five (5) days of the expiration of Seller's aforesaid ten (10) day period, either (i) to terminate this Agreement, in which event the Earnest Money Deposit and any interest thereon shall forthwith be returned to Buyer, all obligations of the parties hereunder shall terminate (other than Buyer's Indemnity, which shall survive such termination for the period of time specified in Section 5.2 hereof), and this Agreement shall otherwise have no further force and effect, or (ii) to accept the Property subject to such Survey Defects as Seller has advised or is deemed to have advised Buyer that it will take no action, all of which un-addressed Survey Defects shall thereafter be deemed Permitted Title Exceptions for purposes hereof, but with the express understanding that Seller will be obligated, on or prior to the Closing, to cure all other Survey Defects in accordance with Seller's response notice. Buyer's failure to make such election within five (5) days of the expiration of Seller's aforesaid ten (10) day period shall be deemed an election under clause
(ii) above.

     4.3 SEARCHES. Following the Contract Date, Buyer may obtain, at Buyer's sole expense, searches of the records of the county recorders, secretaries of state and district courts of the jurisdictions in which the Land is located (collectively, the "SEARCHES") confirming the absence of security interests, judgments, tax liens for delinquent taxes and bankruptcy proceedings which affect or could affect the Property or any interest therein to be transferred to Buyer pursuant to this Agreement (except for the Permitted Title Exceptions and for equipment leases listed on Exhibit C attached hereto). If any of said Searches disclose the existence of any security interests, judgments, tax liens for delinquent taxes or bankruptcy proceedings which, in Buyer's sole judgment, affect or could affect Seller's interest in the Property (all of which are hereinafter collectively called "SEARCH DEFECTS"), Buyer shall give Seller notice thereof within fifteen (15) days of its receipt of the Searches but in no event later than fifteen (15) days prior to the expiration of the Contingency Period, and Seller shall thereafter have ten (10) days within which to advise Buyer as to each such Search Defect whether Seller will (a) on or prior to Closing, secure the release, satisfaction or termination (as appropriate) of same or (b) take no action with respect thereto; provided, however, that Seller shall be obligated to satisfy all Search Defects which constitute Seller Caused Monetary Liens and Unintentional Monetary Liens, but only to the extent that when aggregated with the

Unintentional Monetary Liens under Section 4.1 above, the total is less than the Unintentional Lien Amount Limitation. If Seller fails within its aforesaid ten (10) day period to give Buyer any notice or advises Buyer that with respect to any one or more of the Search Defects, Seller will not agree to secure, on or before the Closing, such release, satisfaction or termination (as appropriate) (other than those Search Defects which constitute Monetary Liens and which Seller is obligated to satisfy pursuant to the preceding sentence), Buyer may elect, by written notice thereof delivered to Seller within five (5) days of the expiration of Seller's aforesaid ten (10) day period, either (i) to terminate this Agreement, in which event the Earnest Money Deposit and any interest thereon shall forthwith be returned to Buyer, all obligations of the parties hereunder shall terminate (other than Buyer's Indemnity which shall survive such termination for the period specified in Section 5.2 hereof), and this Agreement shall have no further force and effect, or (ii) to accept title to the Property subject to such uncured Search Defects as Seller has advised, or is deemed to have advised, Buyer that it will take no action with respect thereto, all of which Search Defects shall thereafter be deemed Permitted Title Exceptions, but with the express understanding that Seller will be obligated, at or prior to Closing, to cure all of the other Search Defects in accordance with Seller's response notice and to satisfy all Monetary Liens which Seller is obligated to satisfy pursuant to the preceding sentence. Buyer's failure to make either such election within five (5) days of the expiration of Seller's aforesaid ten (10) day period shall be deemed an election under clause (ii) above. Said Searches may be updated, at Buyer's sole cost and expense, as of the Closing Date confirming the absence of any new or additional Search Defects and should any new or additional Search Defects arise, Seller shall be obligated to remove at or prior to Closing all such new Search Defects which constitute Seller Caused Monetary Liens and to the extent of any then available Unintentional Lien Amount Limitation, all such new Search Defects which constitute Unintentional Monetary Liens.



                                  ARTICLE 5

                                DUE DILIGENCE

     5.1 DUE DILIGENCE MATERIALS. Seller shall use commercially reasonable good faith efforts to secure and furnish to Buyer or make available to Buyer at a reasonably convenient location, no later than fifteen (15) days after the Contract Date, to the extent not previously delivered to Buyer, the Required Due Diligence Materials described in Exhibit B hereto and any other materials as Buyer may reasonably require and Seller shall, within said fifteen (15) day period, advise Buyer which Required Due Diligence Materials are not available or do not exist (such Required Due Diligence Materials as are delivered or made so available, together with any other items furnished to Buyer under this
Section 5.1, being collectively referred to herein as the "DUE DILIGENCE MATERIALS"). Any delay in the delivery of any of the Due Diligence Materials will not extend the Contingency Period.

     5.2 INSPECTION. For the period commencing with the Contract Date and continuing through the Closing Date or earlier termination of this Agreement and subject to the other provisions of this Article 5, Seller shall permit Buyer and any of its officers, employees, agents, attorneys, accountants, appraisers, architects, engineers, consultants, lenders or other representatives as designated by Buyer (collectively, "BUYER'S REPRESENTATIVES") reasonable access to Seller's books and records relating to the ownership and operation of the Property and access to and entry upon the Real Property, to examine, inspect, measure and test the Property and to conduct such financial audits and verifications as they shall deem reasonably necessary (herein collectively, the "INSPECTIONS"). Seller shall cooperate with Buyer and Buyer's Representatives in conducting the foregoing activities. Without limitation of the foregoing, it is acknowledged that Buyer and Buyer's Representatives shall have the right to conduct financial audits with respect to Seller's operations at the Property for Seller's most recent three (3) full fiscal years (if applicable), as well as with regard to Seller's current fiscal year operations and Seller shall give customary representations and warranties to Buyer's accountants with respect to financial matters as may be reasonably requested by said accountants. Seller hereby consents to Buyer or Buyer's Representatives (i) conducting a Phase I environmental site assessment of the Property (the "PHASE I STUDY"), and (ii) conducting or obtaining an engineer's structural report respecting the Improvements (the "STRUCTURAL REPORT"). The costs of conducting and obtaining the Phase I Study and the Structural Report shall be the responsibility of Buyer. In the event any of Buyer's Representatives recommends additional environmental review after conducting the Phase I Study, Seller shall permit Buyer and Buyer's Representatives access to and entry upon the Real Property for such additional review; provided, however, that no invasive inspection shall be performed without Seller's prior written consent, which consent may be withheld in Seller's sole and absolute discretion. Buyer shall give not less than forty-eight (48) hours' prior written or oral notice to Peter Cyrus or Dennis Langley of Seller prior to any entry upon the Land or Improvements for the purpose of conducting such Inspections and such entry shall be scheduled and coordinated with Seller. At Seller's election, a representative of Seller shall be present during any entry by Buyer or Buyer's Representative upon the Property for conducting said Inspections. Buyer shall not cause or permit any mechanic's liens, materialmen's liens or other liens to be filed against the Property as a result of the Inspections. Buyer shall repair and restore any damage to the Property caused by entry upon the Land or Improvements by Buyer or the other Buyer's Representatives, except to the extent Seller's negligence or willful acts contributed to such damage. Prior to any entry upon the Land or Improvements by Buyer or any of Buyer's Representatives, Buyer shall procure and maintain commercial general liability insurance (and shall provide Seller with a certificate evidencing the same) naming Seller and the manager at each Resort as additional insureds, provide coverage on an occurrence basis, in amount equal to $2,000,000.00 per occurrence and $3,000,000.00 in the aggregate.
Buyer shall indemnify, defend and hold harmless Seller and Seller's officers, directors, shareholders, partners, tenants, agents and employees (collectively, the "SELLER INDEMNIFIED PARTIES"), from and against any and all actions, losses, costs, damages, claims, liabilities, and expenses (including court costs and reasonable attorney's fees) brought, sought or incurred by or against any of the Indemnified Parties resulting from, arising out of, or relating to, entry upon the Land or Improvements by Buyer or any of the other Buyer's

Representatives, except to the extent Seller's negligence or willful acts contributed to same. The foregoing indemnification and repair and restoration obligations (herein collectively referred to as "BUYER'S INDEMNITY") shall, except to the extent covered by insurance, expressly survive the termination of this Agreement for a period of one (1) year after the termination of this Agreement and the indemnification obligation shall be subject to Buyer's Contract Liability Limitation (as defined in Section 12.3(c) below).

     5.3 DUE DILIGENCE TERMINATION. In addition to Buyer's right to approve the Title Commitment, the Survey and the Searches, as described in Article 4 hereof, the obligation of Buyer to close the transaction contemplated hereby is subject to Buyer's review of, approval of and satisfaction with, at its sole cost and expense, on or before the Due Diligence Approval Date, the Due Diligence Materials, the results of the Inspections and all other matters respecting the Property. If Buyer, in its sole and absolute discretion, is not satisfied with any of the foregoing, then Buyer shall have the right to terminate this Agreement by delivery to Seller of written notice thereof delivered at any time prior to 5:00 p.m., Pacific Time, on the Due Diligence Approval Date, in which event the Earnest Money Deposit and all interest earned thereon (net of investment charges) shall promptly be returned to Buyer, Buyer shall reimburse Seller (or Seller shall reimburse Buyer, as the case may be, to the end that Buyer bears one-half of the cost of the Survey), for one-half of the cost of the Survey, this Agreement shall become null and void and neither party shall have any further rights and obligations hereunder (subject, however, to survival of Buyer's Indemnity for the period specified in Section 5.2). Buyer's failure to timely deliver its termination notice as provided in this Section 5.3 shall be deemed a waiver of Buyer's contingencies as set forth in this Article 5, whereupon the parties shall proceed to close the transaction contemplated by this Agreement as provided herein.


                                  ARTICLE 6

                        REPRESENTATIONS AND WARRANTIES

     6.1 REPRESENTATION AND WARRANTIES OF SELLER. To induce Buyer to execute, deliver and perform this Agreement, Seller hereby represents and warrants to Buyer on and as of the Contract Date and, by an update certificate to be delivered at closing, on and as of the Closing Date, as follows:

           (a) [Intentionally Omitted]

           (b) [Intentionally Omitted]

           (c) AUTHORITY. Seller is a duly organized and validly existing general partnership, in good standing under the laws of the State of Illinois. Seller has full capacity, right, power and authority to execute, deliver and perform this Agreement and all documents to be executed by Seller pursuant hereto, and all required action and approvals therefor have been duly taken and obtained. The individuals signing this Agreement and all other documents executed or to be executed pursuant hereto on behalf of Seller are and shall be duly authorized to sign the same on Seller's behalf and to bind Seller thereto. This Agreement and all documents to be executed pursuant hereto by Seller are and shall be binding upon and enforceable against Seller in accordance with their respective terms.

           (d) CONTRACTS. To the best of Seller's knowledge, (i) attached as Exhibit C to this Agreement and incorporated herein by this reference is a complete schedule of all material Contracts (i.e., meaning Contracts which have projected or actual payment obligations in excess of $25,000.00 during any quarterly period or which are otherwise material to the business operations currently being conducted at the Real Property) and (ii) there are no defaults under any of the Contracts and all of the Contracts are in good standing and in full force and effect. Seller (or Seller's approved designated "lessee") shall retain all rights and obligations under the Contracts following the Closing, as the continued operator of the business being conducted at each Resort pursuant to the Property Lease, and there are no Contracts which will be binding, or impose any obligation, upon Buyer after Closing.

           (e) LICENSES AND PERMITS. To the best of Seller's knowledge, (i) attached as Exhibit D-1 to this Agreement and incorporated herein by this reference is a complete list of all Licenses and Permits; (ii) Seller currently possesses all Licenses and Permits necessary and required for the current ownership, use and maintenance of the Real Property; (iii) each of the Licenses and Permits is in full force and effect and in good standing; (iv) Seller has not received written notice of any intention on the part of the issuing authority to cancel, suspend or modify any of the Licenses and Permits or to take any action or institute any proceedings to effect such a cancellation, suspension or modification; and (v) no notice to, filing or registration with, or License or Permit from, any governmental or regulatory body or authority, or any other person or entity is required to be made or obtained in connection with the execution, delivery or performance of this Agreement by Seller.

           (f) OPERATING PERMITS. To the best of Seller's knowledge, (i) attached as Exhibit D-2 to this Agreement and incorporated herein by this reference is a complete list of all Operating Permits; (ii) Seller currently possesses all Operating Permits necessary and required for the lawful operation of Seller's business at the Real Property; (iii) each of the Operating Permits is in full force and effect and in good standing;
      (iv) Seller has not received written notice of any intention on the part of the issuing authority to cancel, suspend or modify any of the Operating Permits or to take any action or institute any proceedings to effect such a cancellation, suspension or modification; and (v) no notice to, filing or registration with, or Operating Permit from, any governmental or regulatory body or authority, or any other person or entity is required to be made or obtained in connection with the execution, delivery or performance of this Agreement by Seller.

           (g) FF&E. Seller has title to all of the furniture, fixtures and equipment located on the Property and used by Seller in the operation of the Resort free and clear of liens, security interests, encumbrances and leases (other than for the Permitted Title Exceptions and the Loan Documents), except that Seller does not have such title (i) to the furniture, fixtures and equipment owned by tenants, licensees and concessionaires, utility companies and guests and other customers or to the office equipment and furniture located in the Montclair Hotel Investors, Inc.'s office in the executive house located on the Indian Lakes Resort; or (ii) to the furniture, fixtures and equipment listed on Exhibit C, which is leased by Seller from third parties.

           (h) BOOKINGS. To the best of Seller's knowledge, attached as Exhibit G to this Agreement and incorporated herein by this reference is a list of all material Bookings (Bookings where the amount due is at least $20,000.00 for an individual Booking) for periods from and after the day which is thirty (30) days after the date of this Agreement. This representation and warranty shall not be deemed to be, in any manner, a guarantee of any Bookings, or of the income potential represented thereby.

           (i) LEASES. Attached as Exhibit H to this Agreement and incorporated herein by this reference is a complete list of all Leases. Except as disclosed in Exhibit H, to the best of Seller's knowledge, there is no default under any Lease and all of the Leases are in good standing and in full force and effect. Seller owns all right, title and interest of the lessor under each Lease.

           (j) COMMISSIONS.  To the best of Seller's knowledge, attached as
      Exhibit I to this Agreement and incorporated herein by this reference is a list of all outstanding commissions relating to the Leases.

           (k) VIOLATIONS OF LAWS. Except as disclosed on Exhibit T, (i) to the best of Seller's knowledge, the Improvements are presently used and operated in compliance, in all material respects, with all Licenses and Permits, all Legal Requirements and all covenants, easements and restrictions affecting the Property and (ii) Seller has not received any written notice from any governmental authority having jurisdiction of violations of any Legal Requirements pertaining to the Property which have not been heretofore entirely corrected.

           (l) CONDITION OF PROPERTY. To the best of Seller's knowledge, attached as Exhibit J to this Agreement is a list of all reports, assessments and investigations of third parties commissioned by Seller or within Seller's possession or control respecting the physical condition of the Improvements and the condition of soils at the Land, and Seller has delivered to Buyer (or will deliver to Buyer as part of the Required Due Diligence

      Materials) complete copies thereof. To the best of Seller's knowledge and except as disclosed in the reports, assessments, investigations and other materials delivered by Seller to Buyer or disclosed in Buyer's own investigations and reports, there are not any material and adverse latent structural defects in the Improvements. For purposes of the foregoing, latent structural defects are such matters which could not be discovered by those inspections and investigations which would be undertaken prior to closing by a reasonably prudent purchaser of real property similar to the Property.

           (m) LITIGATION. Except as set forth on Exhibit K to this Agreement and incorporated herein by this reference, Seller has not been served with any action, order, writ, injunction, judgment or decree outstanding, causes of action or other litigation or proceeding pending nor, to the best of Seller's knowledge, are any such matters threatened, with respect to the ownership or operation of the Property or any part thereof (including, without limitation, disputes with mortgagees, governmental authorities, utilities, contractors, adjoining land owners or suppliers of goods or services).

           (n) CONDEMNATION. To the best of Seller's knowledge, Seller has not received written notice from any governmental authority having jurisdiction regarding any existing or pending (i) condemnation of any part of the Real Property, (ii) widening, change of grade or limitation on use of streets abutting the Real Property or (iii) change in the zoning classification of the Real Property.

           (o) ASSESSMENTS. To the best of Seller's knowledge, Seller has received no written notice from any governmental authority having jurisdiction (i) of any pending liens, special taxes or assessments to be made against the Property by any governmental agency or authority or (ii) of any planned change in the tax assessment or assessed valuation of the Real Property.

           (p) WATER. To the best of Seller's knowledge, the Real Property has sufficient water and water rights provided by the municipalities in which the Real Property is located as required or necessary to operate each Resort, including without limitation, the subject golf courses, in the manner in which they have historically been operated by Seller.

           (q) UTILITIES. To the best of Seller's knowledge, all water, sewer, gas, electric, telephone and drainage facilities and all other utilities and public or quasi-public improvements upon or adjacent to the Real Property required by law or for the normal operation of the Property are installed, are connected under valid permits, are in good working order, are adequate to service the Property and are fully paid for. Seller has no knowledge of any fact or condition which would result in the permanent termination or impairment in the transmitting of utility services to the Property.

           (r) CONTRACTS FOR SALE. Seller has not entered into any other contracts for sale of the Property or any portion thereof or interest therein which have not been terminated, nor do there exist any rights of first refusal, options to purchase or offers by Seller to sell the Property or any portion thereof.

           (s) NO CONFLICT OR VIOLATION. Neither the execution, delivery or performance of this Agreement by Seller, or any related documents or instruments, nor the consummation of the transactions contemplated hereby, nor compliance by Seller with any of the provisions hereof, will
      (a) result in a breach of or constitute a default under any agreement to which Seller is bound, (b) violate or conflict with any provision of the organizational documents of Seller, or (c) violate, conflict with, or result in a breach of any provision of, or constitute a default under, or result in the termination or acceleration under, or result in the creation of any encumbrance upon the Property under, any contract, commitment, license, permit, agreement or other instrument or obligation to which Seller is a party or by which the Property is bound, or (d) violate any order, judgment, injunction, award or decree of any court or arbitration body, or any governmental, administrative or regulatory authority, or any other body, by or to which Seller or the Property are or may be bound or subject.

           (t) LABOR MATTERS. Seller does not have any employees at the Property.

           (u) ENVIRONMENTAL MATERIALS. Attached as Exhibit L to this Agreement and incorporated herein by this reference is a list of all reports, assessments, investigations or audits commissioned from third parties by Seller or within Seller's possession or control respecting the environmental condition of, or environmental issues concerning, the Real Property ("SELLER'S ENVIRONMENTAL REPORTS"). Seller has heretofore delivered to Buyer, or shall hereafter deliver to Buyer as part of the Required Due Diligence Materials to be furnished hereunder, true, correct and complete copies of the Seller's Environmental Reports. Except as may be disclosed in Seller's Environmental Reports, to the best of Seller's knowledge, Seller has not caused or permitted any Hazardous Material to be released or disposed of in violation of any applicable Environmental Law in, on, under, to or from the Real Property, the discovery or remediation of which release or disposal would have a material adverse effect on the business conducted on the Property or which would expose Buyer to a material liability following the Closing.

           (v) BANKRUPTCY. No attachments, execution proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings are pending or, to the best of Seller's knowledge, threatened against Seller or any general partners of Seller, nor are any of such proceedings contemplated by Seller or any general partners of Seller.

           (w) [Intentionally Omitted]

           (x) ENCUMBRANCES. The interest of Seller in the Licenses and Permits, the Trade Names and Trademarks and the Warranties is or will as of the Closing be free and clear of all encumbrances and has not been assigned to any other person, except to the Lessee for use in the operation of the Property pursuant to the Property Lease.

           (y) [INTENTIONALLY OMITTED]

           (z) [INTENTIONALLY OMITTED]

           (aa) LIABILITIES. Except as disclosed in the Due Diligence Materials delivered by Seller to Buyer, or as otherwise set forth in the items listed in Exhibits to this Agreement or in the Title Commitment, to the best of Seller's knowledge, there are no material obligations or liabilities of Seller relating to the Property which shall be binding upon Buyer or the Property after Closing.

           (bb) OPERATING STATEMENTS. TO THE BEST OF SELLER'S KNOWLEDGE, THE OPERATING STATEMENTS FOR THE PROPERTY FOR THE PERIODS AUGUST 23, 1995 THROUGH DECEMBER 31, 1995, THE 1996 AND 1997 CALENDAR YEARS AND JANUARY 1, 1998 THROUGH MARCH 31, 1998, DELIVERED BY SELLER TO BUYER FAIRLY PRESENT THE FINANCIAL RESULTS OF OPERATION OF SELLER'S BUSINESS AT THE PROPERTY FOR THE PERIODS THEREOF IN ALL MATERIAL RESPECTS.

           (cc) BROKERS. Seller has not dealt with any broker or finder with respect to the transactions contemplated by this Agreement.

           (dd) LOAN DOCUMENTS. Attached as Exhibit R to this Agreement and incorporated herein by this reference is a complete list of all Loan Documents and Seller has received no written notice from the lender(s) thereunder asserting Seller's defaults under any of the Loan Documents.

      The phrase "to Seller's knowledge," or "to the best of Seller's knowledge," as used in this Agreement, refers to the actual current knowledge of Peter Cyrus and Dennis Langley, without duty of inquiry or investigation, except as follows. Prior to the date of this Agreement, a copy of this Article 6 has been presented to the on-site general manager of each Resort for review and comment on the accuracy thereof, and the information provided by such general managers in their written response which shall reflect their actual knowledge after due inquiry shall be deemed to be included in Seller's knowledge and has been taken into account by Seller in making the warranties and representations contained in this Article 6. The naming of the individuals set forth in this Section shall in no way be deemed to impose any personal liability upon such individuals. The representations and warranties of Seller contained in this Section 6.1 are true, correct and complete and, except as set forth in the update certificate, shall be deemed remade by Seller as of the Closing with the same force and effect as if made at that time. The representation and warranty of Seller set forth in Section 6.1(c), as well as Buyer's right to enforce and/or seek damages for any breach of the same, shall survive the Closing indefinitely.

All other representations and warranties of Seller set forth in Section 6.1, as well as Buyer's right to enforce and/or seek damages for any breach of the same, shall survive the Closing for a period of one (1) year [(i.e., meaning that Buyer must give a detailed notice to Seller of such claim on or before the first to occur of (A) sixty (60) days after Buyer first becomes aware thereof and (B) the four hundred twenty-fifth (425th) day following the Closing Date (being one year plus sixty (60) days, all as more particularly described in Section 12.3 below) and if Seller disputes or fails to satisfy its indemnity obligation therefor, Buyer must commence, and serve Seller in, a legal action on such claim no later than the five hundred forty-eighth (548th) day following the Closing Date]. Seller's total liability under this Section 6.1 shall be subject to Seller's Contract Liability Limitation (as defined in Section 12.3(c) below).

     6.2 REPRESENTATIONS AND WARRANTIES OF BUYER. To induce Seller to execute, deliver and perform this Agreement, Buyer hereby represents and warrants to Seller on and as of the date hereof and on and as of the Closing Date as follows:

           (a) [INTENTIONALLY OMITTED]

           (b) AUTHORITY. Buyer is a duly organized and validly existing limited partnership in good standing under the laws of the State of Delaware. Buyer has full capacity, right, power and authority to execute, deliver and perform this Agreement and all documents to be executed by Buyer pursuant hereto, and all required action and approvals therefor have been duly taken and obtained. The individuals signing this Agreement and all other documents executed or to be executed pursuant hereto on behalf of Buyer are and shall be duly authorized to sign the same on Buyer's behalf and to bind Buyer thereto. This Agreement and all documents to be executed pursuant hereto by Buyer are and shall be binding upon and enforceable against Buyer in accordance with their respective terms.

           (c) NO CONFLICT OR VIOLATION. Neither the execution, delivery or performance by Buyer of this Agreement, or any related documents or instruments, or the consummation of the transaction contemplated hereby, nor compliance by Buyer of any of the provisions hereof, will: (a) result in a breach of or constitute a default under any agreement to which Buyer is bound; (b) violate or conflict with any provision of Buyer's organization documents; (c) violate, conflict with or result in a breach of any provision of, or constitute a default under, any contract or agreement to which Buyer is a party or by or to which Buyer is or may be bound or subject, or (d) violate any order, judgment, injunction, award or decree of any court or arbitration body, or any governmental, administrative or regulatory authority, or any other body, by or to which Buyer is or may be bound or subject.

           (d) APPROVALS. No approval or consent of any foreign or domestic governmental, administrative or regulatory body or any other person or entity is required for the execution, delivery or performance by Buyer of this Agreement, or any related documents or instruments, to which Buyer is a party.

           (e) BROKERS. Buyer has not dealt with any broker or finder with respect to the transactions contemplated by this Agreement.

     The representations and warranties of Buyer contained in this Section 6.2 are true, correct and complete and except as set forth in the update certificate, shall be deemed remade by Buyer as of the Closing with the same force and effect as if made at that time. The representation and warranty of Buyer set forth in Section 6.2(b), as well as Seller's right to enforce and/or seek damages for any breach of the same, shall survive the Closing indefinitely. All other representations and warranties of Buyer set forth in
Section 6.2, as well as Seller's right to enforce and/or seek damages for any breach of the same, shall survive the Closing for a period of one (1) year [(i.e., meaning that Seller must give a detailed notice to Buyer of such claim on or before the first to occur of (A) sixty (60) days after Seller first becomes aware thereof and (B) the four hundred twenty fifth (425th) day following the Closing Date (being one year plus sixty (60) days, all as more particularly described in Section 12.3 below), and if Buyer disputes or fails to satisfy its indemnity obligation therefor, Seller must commence, and serve Buyer in, a legal action on such claim not later than the five hundred forty-eighth (548th) day following the Closing Date]. Buyer's total liability under this Section 6.2 shall be subject to Buyer's Contract Liability Limitation (as defined in Section 12.3(c) below).

     6.3 CHANGE IN CIRCUMSTANCE. Seller shall notify Buyer promptly if Seller becomes aware of any transaction or occurrence prior to the Closing Date which would make any of the representations or warranties of Seller contained in this Agreement not true in any material respect, except that any transaction or occurrence which Seller is permitted to take or takes with Buyer's consent under Section 7.1 below (hereinafter called a "PERMITTED CHANGE") shall not require notice to Buyer under this Section 6.3. Seller shall deliver to Buyer at closing a certificate confirming that the representations and warranties contained in this Agreement are true and correct as of the Closing Date or, where applicable, describe any change in facts or circumstance other than Permitted Changes that would make any of the representations or warranties contained in this Agreement not true in any material respect. It shall be a condition to Buyer's obligation to close that no such material change, which would materially and adversely affect Buyer, has occurred on or prior to the Closing Date; it being expressly understood and agreed that in no event shall any Permitted Change be deemed to constitute a material or material and adverse change under this Agreement. If any such material and adverse change has occurred, whether brought to the attention of Buyer by Seller's closing certificate or through Buyer's due diligence investigation of the Property or otherwise, Buyer shall have the right, without limitation on other remedies which may be available to Buyer hereunder, to terminate this Agreement by written notice to Seller, in which event the Earnest Money Deposit and any interest thereon shall be forthwith returned to Buyer; provided, however, that if such material and adverse change is not the result of a wilful or intentional act or omission of Seller, then Buyer's sole remedies shall be either such termination or closing subject thereto, without any adjustment in the Purchase Price and without a right to damages as a consequence of such non-wilful or unintentional act or omission of Seller.

     6.4 OTHER REPRESENTATIONS AND WARRANTIES. Each party hereby acknowledges and agrees that except for the representations and warranties expressly set forth in this Agreement, neither the other party nor any employee, agent, officer, director, attorney or affiliate of said other party has made any other representation or warranty and no other representation or warranty is to be implied or to be relied upon in connection with the transactions contemplated by this Agreement (unless set forth in a separate instrument executed by the party to be charged therewith).

     BUYER HEREBY ACKNOWLEDGES AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE PROPERTY SHALL BE CONVEYED TO BUYER ON AN "AS-IS, WHERE-IS" WITH ALL FAULTS BASIS WITHOUT ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, EITHER ORAL OR WRITTEN, MADE BY SELLER OR ANY AGENT OR REPRESENTATIVE OF SELLER WITH RESPECT TO THE PROPERTY, INCLUDING WITHOUT LIMITATION, WITH RESPECT TO THE PHYSICAL CONDITION OF THE PROPERTY OR WITH RESPECT TO THE EXISTENCE OR ABSENCE OF HAZARDOUS MATERIALS IN, ON, UNDER, ABOUT OR AFFECTING THE PROPERTY. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, SELLER HAS NOT MADE AND DOES NOT HEREBY MAKE ANY WARRANTY OR REPRESENTATION WHATSOEVER AND HEREBY DISCLAIMS ANY IMPLIED WARRANTY REGARDING THE FITNESS FOR A PARTICULAR PURPOSE, QUALITY OR MERCHANTABILITY OF THE PROPERTY OR ANY PORTION THEREOF AND BUYER WILL BE RELYING UPON ITS OWN INVESTIGATIONS IN ACQUIRING THE PROPERTY.



                                  ARTICLE 7

                              SELLER'S COVENANTS

     7.1 COVENANTS. Seller covenants and agrees to the following, which covenants and agreements shall survive Closing, shall have been complied with as of the Closing Date, and shall not be deemed merged in the conveyance contemplated herein:

           (a) NOTICES OF LITIGATION, CLAIMS, PROCEEDINGS AND OTHER MATTERS. Subject to Seller's rights under Section 7.1(b) below, in the event that Seller, prior to the Closing, should receive written notice of any lien, claim, cause of action or other matter affecting the ownership, use, occupancy or operation of the Property, Seller shall advise Buyer in writing (providing Buyer with a copy thereof).

           (b) FURTHER LIENS AND ENCUMBRANCES. Except for liens, encumbrances, covenants, conditions, rights of way and other similar matters of title which can be removed by Seller prior to or at Closing and which Seller does so remove prior to or at Closing, Seller will not voluntarily subject the Property to any additional liens, encumbrances, covenants, conditions, rights of way or other similar matters of title. Without the prior written consent of Buyer which shall not be unreasonably withheld or delayed, Seller will not hereafter materially change any of the terms, covenants or conditions of any of the existing liens, encumbrances, covenants, conditions, easements, rights of way or other similar instruments affecting title or enter into any new material agreement affecting title to the Property which, in either case, cannot be terminated prior to or at Closing without cost or penalty.

           (c) LEASES; CONTRACTS. Seller will not hereafter materially amend any of the Leases or the Contracts or enter into new Leases or Contracts affecting the Property, except (i) in the ordinary course of business or
      (ii) with the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed.

           (d) PROPERTY MANAGEMENT AND OPERATION. Seller shall cause the Property to be operated and maintained in a manner substantially consistent with Seller's historical practices. Seller shall promptly notify Buyer of any casualty to the Property costing in excess of $50,000.00 to repair or reconstruct or of any condemnation of the Property or any portion thereof of which Seller receives written notice and in either event, occurring after the Contract Date.

           (e) COOPERATION WITH BUYER'S REPRESENTATIVES. Subject to the provisions of Article 5, Seller shall cooperate with Buyer and Buyer's Representatives in providing information and materials pertaining to the ownership, operation, or marketing of the Property, including access to the Property; provided, however, that Seller shall not be obligated to provide any information which is subject to the attorney-client privilege or which is proprietary in nature and, in either event, is not directly and materially related to the ownership, operation or marketing of the Property.

           (f) VIOLATION OF REPRESENTATIONS. From the Contract Date to the Closing Date, with the exception of those matters which constitute Permitted Changes hereunder, Seller shall not take any action or omit to take any action which action or omission would have the effect of violating any of the representations, warranties, or covenants of Seller contained in this Agreement in any material respect.

           (g) GOVERNMENTAL INQUIRIES. Seller hereby acknowledges and agrees that from the Contract Date to the Closing Date or earlier termination of this Agreement, Buyer may contact any and all federal, state and local governmental entities, agencies and departments in order to inquire about and investigate any and all matters relating to the Property.

           (h) INSURANCE. From the Contract Date to the Closing Date, Seller shall maintain or cause to be maintained in full force and effect liability, casualty and other insurance upon and in respect to the Property as was being maintained by Seller as of the Contract Date.

           (i) SECTION 9.02(d). At least ten (10) days prior to the Closing, Seller shall cause to be delivered to Buyer a "clearance" statement from the Illinois Department of Revenue (the "DEPARTMENT") which may be issued at any time after May 7, 1998, or other evidence satisfactory to Buyer, that the sale to Buyer hereunder is not subject to, and does not subject Buyer to liability under, Section 9.02(d) ("SECTION 9.02(d)") of the Illinois Income Tax Act (the "ACT"). If said clearance or other evidence is not so delivered to Buyer, as aforesaid, then Seller shall, or Buyer may, notify the Department of the intended sale and request the Department to make a determination as to whether the Seller has an assessed, but unpaid, amount of tax, penalties, or interest due under the Act. Seller agrees that Buyer may, at the Closing, deduct and withhold from the proceeds that are due Seller the amount necessary to comply with the withholding requirements imposed by Section 9.02(d) based upon the best information available at that time as to Seller's liability under the Act. Buyer shall deposit the amount so withheld in escrow with the closing escrowee pursuant to the terms and conditions acceptable to Seller and Buyer, but in any event, complying with Section 9.02(d).

           (j) ENVIRONMENTAL REMEDIATION. Seller shall (i) complete the remediation contemplated by the reports listed at Items 10, 11 and 12 of Exhibit L to the extent necessary so that no further remediation letters are issued by the Illinois Environmental Protection Agency with respect thereto and (ii) shall test and, to the extent necessary, remediate to a residential standard the area surrounding the underground storage tank disclosed in a letter from Dennis Langley to George Haworth dated May 6, 1998 (the foregoing are hereinafter collectively called the "EXISTING ENVIRONMENTAL MATTERS"). Notwithstanding the introductory paragraph of this Section 7.1, Seller shall not be in default nor shall Buyer not be obligated to close if it is not reasonable or practicable to complete remediation of the Existing Environmental Matters by the Closing Date, but Seller's obligation to complete such remediation and Seller's indemnity of Buyer with respect thereto shall survive the Closing without a time or dollar limitation.

      7.2 NO ASSUMPTION OF SELLER'S OBLIGATIONS. Buyer shall not assume, or become obligated with respect to, any obligation of Seller, including, but not limited to, the following:

           (a) Obligations of Seller now existing or which may arise prior to the Closing Date with respect to any accounts payable or other payables, except to the extent that Buyer receives a credit with respect thereto on the Closing Statements;

           (b) Obligations prior to the Closing Date of any term, covenant or provision of any employee benefit plan, employment contract, Booking, Contract or Lease, except to the extent that Buyer receives a credit with respect thereto on the Closing Statements;

           (c) Obligations of Seller now existing or which may hereafter exist by reason of or in connection with any alleged misfeasance or malfeasance by Seller in the conduct of its business, or with respect to any tort liability; and

           (d) Obligations of employees with respect to any compensation (or pursuant to any employment contract or employee benefit plan) except to the extent that Buyer receives a credit with respect thereto on the Closing Statements.



                                  ARTICLE 8

                             CONDITIONS PRECEDENT

     8.1 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER. Buyer's obligation to acquire the Property pursuant to this Agreement shall be subject to the satisfaction, prior to the Closing Date, of all of the following conditions precedent, each of which is for the benefit of Buyer and may be waived by Buyer in its sole discretion [provided that if Buyer terminates this Agreement because the condition precedent set forth in clause (b) below is not satisfied, then, in consideration of Seller having entered into this Agreement, $100,000.00 of the Earnest Money Deposit shall be paid to Seller (and to the extent necessary therefor, Buyer will give such written instructions to Escrowee as will enable it to pay said $100,000.00 to Seller within three (3) business days of Buyer's election to terminate under said clause (b) below, failing which Seller shall be entitled to receive all interest accruing on the entire Earnest Money Deposit from and after said three (3) business day period), with the balance refunded to Buyer, whereas upon the failure of any other conditions precedent set forth below which Buyer does not elect to waive, but, rather, Buyer terminates this Agreement as a consequence thereof, then without limitation of any of Buyer's other rights hereunder, all of the Earnest Money Deposit shall be refunded to Buyer]:

           (a) except for Permitted Changes, all representations and warranties of Seller set forth in the Agreement shall be true and correct in all material respects as of the Closing Date;

           (b) there shall have been no material adverse change in the condition, financial or otherwise, of the Property or the underlying hotels, banquet/convention facilities or golf courses and related operations since the Contract Date, excluding normal seasonal variations in the operation or condition of the Property, an insured casualty covered by Section 9.1 below, or a condemnation covered by Section 9.2 below;

           (c) Seller shall have performed, in all material respects, all of its covenants and obligations under this Agreement;

           (d) the Title Company shall be prepared to issue the Title Policy (or a "marked-up" title commitment as described in Section 4.1 above);

           (e) Seller shall have obtained those consents from, given those notices to, and made those filings and registrations with, any governmental body or authority, or any other person or entity, which are required to be obtained, given or made in connection with the assignment of the Operating Permits to Lessee, with respect to which the failure to obtain, to give or to make would materially and adversely affect Lessee's ability to conduct business at each Resort on substantially the same basis as business is currently being conducted thereat;

           (f) those Licenses and Permits and those Operating Permits shall have been assigned or reissued to either Buyer or Lessee, as appropriate, with respect to which the failure to assign or reissue would have a material and adverse affect on Lessee's ability to conduct the business at the Property as currently conducted; and

           (g) Seller shall have timely executed and delivered to Escrowee all of the items referred to in Section 11.2 hereof.

     8.2 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER. Seller's obligation to sell, convey, assign, transfer and deliver the Property to Buyer pursuant to this Agreement shall be subject to the satisfaction, prior to the Closing Date, of all of the following conditions precedent, each of which is for the benefit of Seller and may be waived by Seller in its sole discretion:

           (a) all of the representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects as of the Closing Date;

           (b) Buyer shall have performed, in all material respects, all of its covenants and obligations under this Agreement; and

           (c) Buyer shall have timely executed and delivered to Escrowee all of the items referred to in Section 11.3 hereof.

     8.3 IPO CONDITION. The transaction contemplated by this Agreement is subject to the consummation of the IPO (the "IPO CONDITION"). Buyer shall have a period from the Contract Date until August 31, 1998 (the "IPO PERIOD") for satisfaction of the IPO Condition. Further, Buyer shall have the right to extend the IPO Period for up to two (2) additional 30-day extension periods, by delivering to Seller, in each instance, an additional $50,000.00 extension fee, which shall be made on up to two (2) occasions, each prior to the end of the then current IPO Period, for each 30-day extension so elected by Buyer. The aforesaid extension fee(s) shall be paid directly to Seller, shall be in addition to and not part of the Purchase Price and shall, upon payment, become immediately non-refundable to Buyer. Failure of Buyer to consummate the IPO within the IPO Period (as the same may be extended as hereinabove provided) for any reason shall result in the following: (a) this Agreement shall automatically terminate and become null and void and of no further force or effect and neither party shall have any further rights or obligations hereunder (except for such obligations which are expressly provided to survive the termination hereof, including without limitation, Buyer's indemnity obligations under Section 5.2 above); and (b) Buyer shall pay to Seller an amount equal to Two Hundred Thousand and no/100 Dollars ($200,000.00), plus Seller's actual out-of-pocket substantiated third-party costs, incurred in connection with the negotiation and drafting of this Agreement and the transactions contemplated hereby, the sum of which shall not exceed Three Hundred Fifty Thousand and no/100 Dollars ($350,000.00) (the "BREAK-UP FEE"). Upon written demand from Seller, Escrowee shall pay the Break-Up Fee from the Earnest Money Deposit and shall return the remaining balance of the Earnest Money Deposit, if any, to Buyer. Buyer agrees to give such written instructions to the Escrowee as will enable it to so pay out to Seller the Break-Up Fee within three (3) business days from the date Seller makes written demand therefor upon Buyer and Escrowee, which written demand is accompanied by Seller's substantiation of its third party costs. Buyer's failure to so instruct Escrowee within said three (3) business day period shall entitle Seller to receive all interest accruing on the Earnest Money Deposit from and after said three (3) business day period.



                                  ARTICLE 9

                     DESTRUCTION, DAMAGE OR CONDEMNATION

     9.1 DESTRUCTION OR DAMAGE. If, subsequent to the Contract Date and on or before the Closing Date, all or any portion of the Property shall be destroyed or damaged by one or more incidents of vandalism, fire, release of Hazardous Materials or other casualty, whether or not covered by insurance, Seller shall immediately give Buyer notice of such occurrence, and if either (a) the cost to repair or reconstruct said portion of the Property exceeds ten percent (10%) of the portion of the Purchase Price allocated to the Hotel on that portion of the Property or (b) the casualty is not fully covered by insurance and Seller advises Buyer, in its notice of such casualty to Buyer, that Seller will not either repair and reconstruct fully or give Buyer a full credit at Closing for the cost to complete any repair or reconstruction not completed as of the Closing (less the amount of insurance proceeds available therefor), then Buyer, within fifteen (15) days after receipt of such notice, may elect by written notice to Seller either (i) to terminate this Agreement, in which event the Earnest Money Deposit and any interest thereon net of any investment charges shall be returned forthwith to Buyer, this Agreement shall be deemed null and void and neither party shall have any further rights and obligations hereunder (subject to Buyer's Indemnity which shall survive closing for the period specified in Section 5.2), or (ii) to proceed to close the transaction contemplated hereby as scheduled (except that if the Closing

Date is less than fifteen (15) days following Buyer's receipt of such notice, Closing shall be delayed until Buyer makes such election), with the right to reduce the Purchase Price by the lesser of (A) the amount of the deficiency in insurance proceeds and (B) Five Hundred Thousand and no/100 Dollars ($500,000.00) and Buyer shall have the right to participate in the adjustment and settlement of any insurance claim relating to said damage, and Seller shall assign and/or pay to Buyer at Closing all insurance proceeds (and other related choses in action, if any) collected or claimed with respect to said loss or damage (other than the proceeds of Seller's business interruption insurance), less any third party documented costs spent by Seller prior to Closing with respect to said casualty, but plus any deductible or self-insured amount. Buyer's failure to give notice within the time period specified above shall be deemed to be Buyer's election of option (i) above.

     9.2 CONDEMNATION. If, subsequent to the Contract Date and on or before the Closing Date, any proceeding which shall relate to the proposed taking of any material portion of the Real Property by condemnation or eminent domain or any action in the nature of eminent domain [materiality being defined as having a value in excess of ten percent (10%) of the portion of the Purchase Price allocated to that Resort or as being such that, in the reasonable business judgment of Buyer, the subject Resort can no longer be operated in a fashion so as to generate the same amount of revenues as it had generated in the past], or the taking or closing of any right of access to the Real Property, is instituted or commenced, Buyer shall have the right and option to terminate this Agreement by giving Seller written notice to such effect within fifteen
(15) days after receipt of written notification of any such occurrence or occurrences. Failure of Buyer to give such notice within such time shall be conclusive evidence that Buyer has waived the option to terminate by reason of the occurrence or occurrences of which it has received notice, the parties shall proceed to close the transaction contemplated hereby and Buyer shall be credited with or be assigned all Seller's right to any proceeds therefrom. Seller agrees to furnish Buyer written notification with respect to any such proceedings within forty-eight (48) hours of Seller's receipt of any such notification or learning of the institution of such proceedings. Should Buyer elect to so terminate this Agreement, the Earnest Money Deposit plus any interest thereon shall be returned forthwith to Buyer, this Agreement shall be deemed null and void and neither party shall have any further rights and obligations hereunder (subject to Buyer's Indemnity which shall survive closing for the period specified in Section 5.2). If the Closing Date is less than fifteen (15) days following the last day on which Buyer is entitled to elect to terminate this Agreement, then the Closing shall be delayed until Buyer makes such election.


                                  ARTICLE 10

                   POSSESSION, PRORATIONS AND CLOSING COSTS

     10.1 POSSESSION. Sole and exclusive possession of the Property shall be delivered to Buyer on the Closing Date, subject only to the rights of parties under any Permitted Title

Exceptions, and subject to the terms and conditions of the Property Lease being entered into at Closing.

     10.2 PRORATIONS. It is acknowledged that Seller (or its approved designated entity), as lessee under the Property Lease, shall continue to operate the Property from and after Closing and, pursuant to said Property Lease, shall be entitled to all revenues generated from, and shall be obligated to pay all taxes and expenses relating to, the Property from and after Closing and during the entire term of the Property Lease (subject, however, to payment of the various rentals otherwise described in said Property Lease). As a result of the foregoing, there shall be no proration, at Closing of any revenue, tax or expense items hereunder. However, for purposes of determining "Additional Rent" due and owing under the Property Lease for the year in which the Closing Date (i.e., the "Commencement Date" under the Property Lease) occurs, the parties agree as follows:

           (a) All revenue received by Seller that relates to time periods after the Closing Date shall be deemed "Rooms Revenue," "Golf Course Revenue" or "FB&M Revenue" (as the case may be) under the Property Lease, attributable to periods following the Commencement Date of the term of the Property Lease on an accrual basis in accordance with generally accepted accounting principles.

           (b) All of Seller's receivables, unreceived revenue and deferred income relating to the operation of the Property prior to the Closing Date and not otherwise provided for in this Section 10.2 or elsewhere in this Agreement, as well as all refunds and rebates for real estate taxes levied against the Property for time periods prior to the date of Closing, shall remain the property of Seller ("SELLER'S RECEIVABLES"), Buyer shall have no rights under this Agreement with respect thereto regardless of when received, and Seller's Receivables shall not be deemed "Rooms Revenue," "Golf Course Revenue" or "FB&M Revenue" under the Property Lease attributable to any period falling within the term of the Property Lease. To the extent Buyer should receive any refunds or rebates relating to real estate or other ad valorem taxes levied against the Property or any portion thereof for periods prior to the Closing Date, Buyer shall cause said refunds and rebates to be paid over to Seller. It is acknowledged that Seller (or its approved designated entity), as lessee under the Property Lease, shall continue to attempt to collect Seller's Receivables following the Closing Date.

     10.3 CLOSING COSTS. Seller shall be responsible for all title charges and premiums attributable to the Title Policy (and "mark-up") required to be delivered by Seller hereunder (i.e., including any additional charges or premiums for ALTA extended coverage, and the other endorsements described in the definition of "Title Policy" under Section 1.1 hereof) up to a maximum of Thirty Five Thousand and no/100 Dollars ($35,000.00), all charges and fees for the Surveys up to a maximum of Twenty Two Thousand and no/100 Dollars ($22,000.00), all state, county, local and municipal transfer taxes, all state deed fees, all recording fees, all documentary fees and taxes, one-half of all escrow costs, and all other customary "seller" closing charges. Buyer shall be responsible for all costs incurred in connection with any financing obtained by Buyer, all title and Survey costs in excess of Seller's maximums set forth in the preceding sentence, and all other customary "buyer" expenses, including, without limitation, all engineers', accountants' and other professional fees associated with Buyer's pre-closing Inspections and one-half of all escrow fees. Buyer and Seller shall each pay the fees and expenses of their respective legal counsel incurred in connection with the transaction contemplated hereby.


                                  ARTICLE 11

                                   CLOSING

     11.1 TIME AND PLACE. The closing of the transaction contemplated hereby ("CLOSING") shall take place at the offices of Buyer's attorney on a date (the "CLOSING DATE") to be specified by written notice from Buyer to Seller, such date to be not earlier than ten (10) days after the date of such notice and not later than ten (10) business days following the expiration of the IPO Period. The Closing shall be effected pursuant to the escrow instructions described in
Section 3.3 above. Unless the parties otherwise agree, the Closing shall take place concurrently with or following the consummation of the IPO, as more fully described in Section 8.3 above and Article 17 below.

     11.2 SELLER'S DELIVERIES. On or before the Closing Date, Seller shall deliver or cause to be delivered to Buyer or to Escrowee the following documents, each of which shall be in form and substance reasonably acceptable to Buyer and funds:

           (a) The Deed(s);

           (b) Two (2) counterpart originals of Seller's assignment of the Licenses and Permits, Trade Names and Trademarks, and Warranties, substantially in the form attached as Exhibit N hereto (the "ASSIGNMENT OF LICENSES AND PERMITS, TRADE NAMES AND TRADEMARKS, AND WARRANTIES"), executed by Seller;

           (c) Seller's bill of sale assigning and conveying the FF&E, substantially in the form attached as Exhibit O hereto;

           (d) Two (2) counterpart originals of the Property Lease, executed by Seller (or the approved Seller designated entity), as lessee;

           (e) Originals of all Licenses and Permits and Warranties assigned to Buyer (or in Buyer's sole discretion where originals are unavailable, copies duly certified by Seller as being true, correct and complete copies of the originals);

           (f) Copies of all Loan Documents, Contracts and Operating Permits, duly certified by Seller as being true, correct and complete;

           (g) Seller's certificate dated as of the Closing Date confirming that the representations and warranties of Seller herein are true and correct as of the Closing Date and, if applicable, describing any change in facts or circumstances which would make any of such representations or warranties untrue as of the Closing Date;

           (h) Such evidence as may be reasonably satisfactory to Buyer evidencing the due authorization, execution and delivery of this Agreement and the other documents to be executed in connection herewith by Seller;

           (i) An ALTA Statement or other affidavit in form required by the Title Company in order to issue the Title Policy required hereunder;

           (j) An executed Affidavit in customary form, or a qualifying statement from the U.S. Treasury Department that the transaction is exempt from the withholding tax requirement imposed by Section 1445A of the Internal Revenue Code and the rules and regulations promulgated thereunder ("SECTION 1445A");

           (k) The "clearance" statement from the Department relating to Seller's liability under Section 9.02(d), as provided in Section 7.1(i) above;

           (l) a payoff letter from each lender under the Loan Documents stating the amount necessary to satisfy, in full, the indebtedness evidenced and/or secured by the respective Loan Documents as of the Closing Date, together with full recordable releases of all liens created by such Loan Documents effective as of the Closing Date (it being understood and agreed, however, that the conveyance of the Real Property contemplated hereby shall be subject to all such Loan Documents and the indebtedness evidenced and/or secured thereby, and the Debt Subject to Amount shall be paid from funds deposited by Buyer which are in addition to the Purchase Price);

           (m) Any required state, county and municipal transfer declarations;

           (n) Such other documents, instruments, certifications and confirmations as may be necessary or appropriate to comply with the provisions of this Agreement or as may be reasonably required or designated by Title Company to effect and consummate fully the transactions contemplated hereby;

           (o) Such funds as may be required, in addition to funds deposited by Buyer, to discharge (i) all deeds of trusts, mortgages, mechanic's liens, judgment liens, security interests or encumbrances against the property securing any indebtedness or obligations

      (other than the Permitted Title Exceptions) and (ii) to pay any amounts required to be paid by Seller in accordance with the provisions of
      Article 10; and

           (p) Such other documents and instruments as may be reasonably requested by the underwriters or their counsel to comply with federal or state securities law requirements with respect to the issuance of the Units or Common Stock as of the IPO.

     11.3 BUYER'S DELIVERIES. On or before the Closing Date, Buyer shall deliver or cause to be delivered to Seller or to Escrowee the following documents, each of which shall be in form and substance reasonably acceptable to Seller and funds:

           (a) Two (2) counterpart originals of the Assignment of Licenses and Permits, Trade Names and Trademarks, and Warranties, executed by Buyer;

           (b) Two (2) counterpart originals of the Property Lease, executed by Buyer, as lessor;

           (c) An ALTA statement or other affidavit in form required by the Title Company in order to issue the Title Policy required hereunder;

           (d) Buyer's certificate dated as of the Closing Date confirming that the representations and warranties of Buyer herein are true and correct as of the Closing Date and, if applicable, describing any change in facts or circumstances which would make any of such representations or warranties untrue as of the Closing Date;

           (e) The balance of the Purchase Price plus funds sufficient to pay the Debt Subject to Amount and subject to adjustment for any prorations;

           (f) Any required state, county and municipal transfer declarations;

           (g) Such other documents, instrument, certifications and confirmations as may be necessary or appropriate to comply with the provisions of this Agreement or as may be reasonably required and designated by Title Company to fully effect and consummate the transactions contemplated hereby; and

           (h) Funds sufficient to pay all amounts required to be paid by Buyer in accordance with the provisions of Article 10.

     11.4 CONCURRENT DELIVERIES. Seller and Buyer shall jointly deposit in the escrow or deliver to each other at or before Closing an agreed proration statement duly executed by the respective parties.

     11.5 CONCURRENT TRANSACTIONS. All documents or other deliveries required to be made by Buyer or Seller at Closing, and all transactions required to be consummated concurrently with Closing, shall be deemed to have been delivered and to have been consummated simultaneously with all other transactions and all other deliveries, and no delivery shall be deemed to have been made, and no transaction shall be deemed to have been consummated, until all deliveries required by Buyer, or its nominee, and Seller shall have been made, and all concurrent or other transactions shall have been consummated.

     11.6 NEW YORK STYLE CLOSING. At the request of either party, the transaction shall be closed by means of a so-called "New York Style Closing," with the concurrent delivery of the documents of title, transfer of interests, delivery of the Title Policy (or "marked-up" title commitment as described herein) and the payment of the Purchase Price. Seller shall provide any undertaking to the Title Company necessary for the New York Style Closing to occur.

     11.7 EMPLOYEES AND LEASING COMMISSIONS. Seller agrees that any and all obligations with respect to the employees of the Resorts shall, as between Buyer and Seller, be the sole responsibility and expense of Seller. Seller further agrees that Buyer shall have no responsibility for any unpaid leasing fee or commission due any party in connection with any Contract or Lease and that Seller will not look to Buyer for any payment for services, commissions or fees in connection with the operation of the Property performed or incurred prior to or after the Closing Date. Seller shall indemnify, defend and hold Buyer harmless from and against any and all damages, liabilities, costs and expenses (including attorneys' fees and other litigation expense) arising from any claim by any person for any leasing fee or commission in connection with any Contract or Lease arising prior to the Closing.


                                   ARTICLE 12

                                INDEMNIFICATION

     12.1 SELLER'S INDEMNITY. Seller hereby agrees to indemnify, defend and hold harmless Buyer, and its partners, members, officers, shareholders, directors, employees and agents (collectively, the "BUYER INDEMNIFIED PARTIES") from and against any and all losses, liabilities, fines and penalties and damages (including, without limitation, any damages or injury to persons, property or the environment as provided hereunder), or actions or claims in respect thereof (including, without limitation, amounts paid in settlement and reasonable cost of investigation, reasonable attorneys' fees and other legal expenses), resulting from third party claims (based upon the allegations set forth in such claims and whether or not ultimately successful) to which Buyer, and its partners, members, officers, shareholders, directors, employees and agents may become subject or which Buyer, and its partners, members, officers, shareholders, directors, employees and agents may suffer or incur, either directly or indirectly, insofar as such losses, liabilities or damages (or actions or claims in respect thereof) arise out of, are with respect to, or are based upon:

                 (i) Seller's breach of any representation or warranty set forth in this Agreement as it relates to claims of third parties made against Buyer;

                 (ii) Seller's default in the performance of any of Seller's covenants set forth in this Agreement as it relates to claims of third parties made against Buyer;

                 (iii) Seller's failure to satisfy and discharge any and all obligations of Seller under any Contracts or Leases to which Seller is bound, which obligations relate to any time period prior to the Closing;

                 (iv) Seller's failure to satisfy and discharge fully any and all obligations of Seller regarding any current or former employees of Seller including, without limitation, any obligations of Seller for the payment of wages, salaries, benefits and other compensation;

                 (v) Any obligations, liabilities or charges of Seller not expressly assumed by Buyer, including, without limitation, Seller's obligations with respect to the Existing Environmental Matters; or

                 (vi) The operation and management of the Property (including any liabilities incurred with respect thereto) at any time on or prior to the Closing Date.

     12.2 BUYER'S INDEMNITY. Buyer hereby agrees to indemnify, defend and hold the Seller Indemnified Parties harmless from and against any and all losses, liabilities, fines and penalties and damages (including, without limitation, any damages or injury to persons, property or the environment as provided hereunder), or actions or claims with respect thereto, except for liabilities specifically assumed by Seller pursuant to the terms of this Agreement (including, without limitation, amounts paid in settlement and reasonable costs of investigation, reasonable attorneys' fees and other legal expenses) resulting from third party claims (based upon the allegations set forth in such claims whether or not ultimately successful) to which Seller may become subject or which Seller may suffer or incur, either directly or indirectly, insofar as such losses, liabilities or damages (or actions or claims in respect thereof) arise out of, are with respect to, or are based upon:

                 (i) Buyer's breach of any representation or warranty set forth in this Agreement or a breach of any covenant of Buyer contained herein, as it relates in either case to claims of third parties made against Seller;

                 (ii) any obligations, liabilities or charges of Seller that are expressly assumed by Buyer and that are not the "lessee's" obligation pursuant to the Property Lease; or

                 (iii) any liability arising under the Loan Documents as a result of any failure to make any payment due, or perform any obligation thereunder arising, on or after the Closing Date ("BUYER'S LOAN DOCUMENTS INDEMNITY").

     12.3 INDEMNIFICATION PROCEDURES. Any claim for indemnification made by either party pursuant to the terms and provisions of this Agreement shall follow the procedures set forth in, and be subject to the terms and provisions of, this Section 12.3.

           (a) NOTICE OF CLAIMS. The party claiming to be indemnified (hereinafter in this Section 12.3 called the "INDEMNITEE") shall deliver a detailed notice (the "INDEMNIFICATION NOTICE") to the other party (hereinafter in this Section 12.3 called the "INDEMNITOR") of the assertion of any claim or the commencement of any suit, action or proceeding against the Indemnitee for which Indemnitee is entitled to be indemnified hereunder as soon as reasonably possible after the Indemnitee receives notice thereof, but in no event later than (A) with respect to indemnification based upon a suit, action or proceeding, the first to occur of (i) thirty (30) days after Indemnitee is first served with notice of such suit, action or proceeding and (ii) the three hundred ninety fifth (395th) day following the Closing Date and (B) with respect to all other matters, the first to occur of (i) sixty (60) days after the date Indemnitee first becomes aware thereof and (ii) the four hundred twenty fifth (425th) day following the Closing Date. In the Indemnification Notice, the Indemnitee shall (1) specify with reasonable particularity the basis for seeking indemnification and (2) provide the Indemnitor with such information with respect to the claim, suit, action or proceeding as may be known to the Indemnitee at the time (and shall continue to provide the Indemnitor with any additional information as and when the same becomes known to the Indemnitee). The Indemnitee's failure to deliver timely the Indemnification Notice pursuant to this Section
      12.3 shall relieve the Indemnitor of its indemnification obligation with respect to such claim, suit, action or proceeding.

           (b) ASSUMPTION OF DEFENSE. Indemnitor shall have the right, in its sole and absolute discretion, to elect, upon written notice given to the Indemnitee within thirty (30) days after Indemnitor's receipt of the Indemnification Notice, to investigate and/or defend such claim, suit, action or proceeding with counsel selected by Indemnitor and reasonably acceptable to Indemnitee and if the Indemnitor-designated counsel is acceptable to Indemnitee, then Indemnitor shall thereafter consult with Indemnitee and keep Indemnitee informed with respect to such claim, suit, action or proceeding. If the Indemnitor-designated counsel is not reasonably acceptable to Indemnitee, or if Indemnitor elects to undertake the defense and thereafter fails to do so, then in either of such cases, Indemnitee shall be entitled to designate its own counsel and the costs and expenses of Indemnitee in defending the claim, suit, action or proceeding shall be included in the obligation to be indemnified hereunder. If Indemnitor assumes the defense and the Indemnitor-designated counsel is reasonably acceptable to Indemnitee, then Indemnitee shall have the right (but not the duty) to participate in the defense thereof and to employ (at Indemnitee's sole cost and expense) counsel separate from the Indemnitor-designated counsel, but Indemnitor shall nevertheless have control of the defense. If Indemnitor elects not to undertake the investigation or defense of such claim, suit, action or proceeding, Indemnitee shall defend such claim, suit, action or proceeding with counsel selected by Indemnitee and reasonably acceptable to Indemnitor. If Indemnitor elects to cause Indemnitee to assume the defense, Indemnitor shall have the right (but not the duty) to participate in the defense thereof and to employ (at Indemnitor's sole cost and expense) counsel separate from the counsel employed by Indemnitee. Whether or not Indemnitor elects to defend any such claim, suit, action or proceeding, Indemnitor and Indemnitee (i) shall cooperate in the defense thereof; (ii) shall each take commercially reasonable efforts to mitigate the damages and expenses to be indemnified hereunder; and (iii) to the extent that both of Indemnitor and Indemnitee deem it commercially reasonable, shall enter into any compromise or settlement of any such claim, suit, action or proceeding which the party controlling the defense thereof pursuant to the foregoing is able to negotiate. Where, pursuant to the foregoing, either Indemnitor or Indemnitee elects to use "additional" counsel at its sole cost and expense, said cost and expense shall not, in any event, reduce that party's Indemnity Obligation Limitation (as defined below) hereunder.

           (c) CONTRACT LIABILITY LIMITATION. With the exception of (i) a breach of a party's representation or warranty concerning brokerage with respect to the transactions contemplated hereby; (ii) a breach resulting from fraud or gross negligence; (iii) Seller's sale of the Property to a third party in breach of this Agreement; (iv) Seller's obligations and indemnity with respect to the Existing Environmental Matters; and (v) Buyer's liability under Buyer's Loan Documents Indemnity, each party's total aggregate maximum liability ("CONTRACT LIABILITY LIMITATION") for all indemnification obligations and for all breaches of its representations and warranties and for all other defaults under this Agreement which are asserted after the Closing hereunder or under any of the closing documents (other than the Property Lease) shall not exceed an amount equal to the Unit Amount; provided, however, that the foregoing limitation shall not apply to the extent the matter is covered by insurance. In addition, notwithstanding anything in this Agreement to the contrary, neither party shall be entitled to assert a claim for such indemnification, breach or other default if such party's maximum exposure therefor is less than Twenty Five Thousand and no/100 Dollars ($25,000.00).



                                  ARTICLE 13

                                   DEFAULT

     13.1 BUYER DEFAULT. Notwithstanding anything to the contrary contained in this Agreement, if (a) Buyer has not terminated this Agreement prior to the expiration of the

Contingency Period; (b) the sale of the Property to Buyer is not consummated due to Buyer's failure to perform any act required of Buyer hereunder, and (c) all of the conditions precedent to Buyer's obligation to close have been satisfied or waived by Buyer, then Seller shall execute and deliver to Buyer written notice of such breach, which notice shall set forth complete information about the nature of the breach. Buyer shall have a period of three
(3) business days to cure such breach. If such breach remains uncured beyond the three (3) business day period described above, then, as Seller's sole and exclusive remedy, in lieu of all other legal or equitable remedies, Seller shall not be obligated to sell and convey the Property to Buyer and Seller shall be entitled to retain the Earnest Money Deposit and interest earned thereon (net of investment charges) as Seller's liquidated damages. THE PARTIES AGREE THAT IT WOULD BE IMPRACTICABLE AND EXTREMELY DIFFICULT TO ASCERTAIN THE ACTUAL DAMAGES SUFFERED BY SELLER AS A RESULT OF BUYER'S FAILURE TO COMPLETE THE PURCHASE OF THE PROPERTY PURSUANT TO THIS AGREEMENT, AND THAT UNDER THE CIRCUMSTANCES EXISTING AS OF THE DATE OF THIS AGREEMENT, THE LIQUIDATED DAMAGES PROVIDED FOR IN THIS SECTION REPRESENT A REASONABLE ESTIMATE OF THE DAMAGES WHICH SELLER WILL INCUR AS A RESULT OF SUCH FAILURE, PROVIDED, HOWEVER, THAT THIS PROVISION SHALL NOT AFFECT SELLER'S RIGHTS AND BUYER'S INDEMNITY OBLIGATIONS UNDER SECTION 5.2 OR SECTION 12.2 OF THIS AGREEMENT OR SELLER'S RIGHTS UNDER SECTION 16.8 OF THIS AGREEMENT. THE PARTIES ACKNOWLEDGE THAT THE PAYMENT OF SUCH LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER. EACH PARTY HEREBY AGREES TO WAIVE ANY AND ALL RIGHTS WHATSOEVER TO CONTEST THE VALIDITY OF THE LIQUIDATED DAMAGE PROVISIONS FOR ANY REASON WHATSOEVER, INCLUDING, BUT NOT LIMITED TO, THAT SUCH PROVISION WAS UNREASONABLE UNDER CIRCUMSTANCES EXISTING AT THE TIME THIS AGREEMENT WAS MADE.

     13.2 SELLER DEFAULT. Notwithstanding anything to the contrary contained in this Agreement, if Seller fails to perform any act required of Seller hereunder, or otherwise is in breach of any of its representations or warranties hereunder, then Buyer shall execute and deliver to Seller written notice of such default or breach, which notice shall set forth complete information about the nature of the default or breach. Seller shall have a period of three (3) business days to cure such default or breach. If such default or breach remains uncured beyond the three (3) business day period described above, then Buyer's sole and exclusive remedy, in lieu of any and all other remedies at law or in equity, shall be either: (i) to cancel this Agreement, in which event the Earnest Money Deposit and interest earned thereon (net of investment charges) shall be returned to Buyer, or (ii) to enforce specifically the provisions of this Agreement. Buyer shall exercise its election pursuant to the foregoing sentence by serving written notice thereof upon Seller and Escrowee within thirty (30) days of the date of Buyer's aforesaid three (3) day notice of default and, to the extent necessary, Buyer shall institute appropriate legal proceedings against Seller to enforce its elected remedy within ninety (90) days of the date of Buyer's notice of election of remedies; provided, however, that neither such election nor the institution of legal proceedings for specific performance shall be deemed to preclude Buyer from exercising its right to dismiss its action for specific performance, to terminate this Agreement (and receive a return of the Earnest Money Deposit and interest earned thereon) and to proceed against Seller for damages under this Section 13.2 should the remedy of specific performance not be an available remedy. Notwithstanding the foregoing, if Seller fails to close the sale of the Property as contemplated by this Agreement, despite Buyer being ready, willing and able to close and having performed its obligations under this Agreement, or if the nature of the breach by Seller is such that specific performance is not an available remedy, then, in addition to the remedy of termination of this Agreement and return of the Earnest Money Deposit discussed above, Buyer shall be entitled, upon giving Seller written notice of demand therefor within thirty (30) days of Buyer's aforesaid three (3) day notice of default, to receive from Seller all costs, expenses and damages incurred by Buyer, including, without limitation, all fees and costs of attorneys, consultants and other third parties in connection with the negotiation and execution of this Agreement and Buyer's due diligence investigation of the Property; provided, however, that so long as Seller's breach is not the sale of the Property to another party, Seller's total liability for costs, expenses and damages hereunder shall not exceed an amount equal to the Earnest Money Deposit. Should Seller fail to reimburse Buyer as provided in the preceding sentence within sixty (60) days of Buyer's demand, Buyer shall within thirty (30) days thereafter institute legal proceedings to collect the same, the cost and expense of which shall not be subject to Seller's liability limitation set forth in the preceding sentence or to Seller's Contract Liability Limitation. Nothing herein shall be deemed to limit, in any manner, Seller's indemnity obligations described in Section 12.1 hereof.


                                  ARTICLE 14

                            INTENTIONALLY OMITTED



                                  ARTICLE 15

                                   NOTICES

     15.1 NOTICES. Any notice, request, demand, instruction or other document to be given or served hereunder or under any document or instrument executed pursuant hereto shall be in writing and shall be delivered personally, or transmitted by facsimile (provided that the original thereof together with the facsimile confirmation sheet shall thereafter be promptly sent by regular United States Mail), or sent by United States registered or certified mail, return receipt requested, or sent by overnight express courier, postage prepaid, and shall be addressed to the parties at their respective addresses set forth below, and the same shall be effective (a) upon receipt if delivered personally, (b) two (2) business days after deposit in the mails, if mailed as aforesaid, (c) one (1) business day after deposit with an overnight express courier, or

(d) immediately upon being sent by facsimile transmission if received during the recipient's normal business hours; otherwise, on the next business day following receipt. A party may change its address for receipt of notices by service of a notice of such change in accordance herewith.

           If to Buyer:                 APGM Limited Partnership
                                        c/oArnold Palmer Golf Management, LLC
                                        Building 106, Montgomery Street
                                        Presidio Main Post, P.O. Box 29355
                                        San Francisco, California 94129
                                        Attn:  Mr. George Haworth
                                        Facsimile:  415/561-4680

           with a copy to:              Rudnick & Wolfe
                                        203 North LaSalle Street, Suite 1800
                                        Chicago, Illinois  60601
                                        Attn:  Peter A. Levy, Esq.
                                        Facsimile:  312/630-5342

           If to Seller:                Olympus Montclair-Chicago General
                                        Partnership
                                        c/o Olympus Real Estate Corporation
                                        200 Crescent Court, Suite 1650
                                        Dallas, Texas  75201
                                        Attn:  Michael Medzigian and Legal
                                        Department
                                        Facsimile:  214/749-7340

                                        - and -

                                        c/o Montclair Hotel Investors, inc.
                                        250 West Schick Road
                                        Bloomingdale, Illinois  60108
                                        Attn:  Peter Cyrus and Dennis Langley
                                        Facsimile:  630/529-3248

           with a copy to:              Jeffer, Mangels, Butler & Marmaro LLP
                                        2121 Avenue of the Stars
                                        10th Floor
                                        Los Angeles, California  90067
                                        Attn:  Jeffrey E. Steiner, Esq.
                                        Facsimile:  310/203-0567

                                  ARTICLE 16

                             ADDITIONAL COVENANTS

     16.1 ENTIRE AGREEMENT, AMENDMENTS AND WAIVERS. This Agreement, together with the Property Lease, contains the entire agreement and understanding of the parties with respect to the subject matter hereof, and the same may not be amended, modified or discharged nor may any of its terms be waived except by an instrument in writing signed by the party to be bound thereby.

     16.2 FURTHER ASSURANCES. The parties each agree to do, execute, acknowledge and deliver all such further acts, instruments and assurances and to take all such further action before or after the Closing as shall be necessary or desirable to carry out fully this Agreement and to consummate and effect fully the transactions contemplated hereby.

     16.3 SURVIVAL AND BENEFIT. All agreements, obligations and indemnities of the parties shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Except as otherwise expressly set forth herein, all representations, warranties and indemnities shall survive Closing for a period of one (1) year; provided that any claims for indemnification made pursuant to any closing document (e.g., the Assignment of Licenses and Permits and Warranties) shall be governed by such document and not limited by the foregoing survival period.

     16.4 NO THIRD PARTY BENEFITS. This Agreement is for the sole and exclusive benefit of the parties hereto and their respective successors and assigns, and no third party is intended to or shall have any rights hereunder.

     16.5 BUYER'S INVESTIGATION AND INSPECTIONS. Any investigation or inspection conducted by Buyer, or any agent or representative of Buyer, pursuant to this Agreement, in order to verify independently Seller's satisfaction of any conditions precedent to Buyer's obligations hereunder or to determine whether Seller's warranties are true and accurate, shall not affect, or constitute a waiver by Buyer of, any of Seller's obligations hereunder or Buyer's reliance thereon.

     16.6 INTERPRETATION. The headings and captions herein are inserted for convenient reference only and the same shall not limit or construe the paragraphs or Sections to which they apply or otherwise affect the interpretation hereof. This Agreement and any document or instrument executed pursuant hereto may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Whenever under the terms of this Agreement the time for performance of a covenant or condition falls upon a Saturday, Sunday or holiday, such time for performance shall be extended to the next business day. Otherwise all references herein to "DAYS" shall mean calendar days.

     16.7 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State where the Real Property is located.

     16.8 ATTORNEYS' FEES. In any action or proceeding involving this Agreement or the contents hereof, the prevailing party shall be entitled to recover from the other party the prevailing party's reasonable costs and expenses in such action or proceeding, including reasonable attorneys' fees.

     16.9 ASSIGNMENT. Seller shall not have the right to assign this Agreement, or any interest herein, to any other person or entity, without first having obtained the prior written consent of Buyer (which consent may be withheld in Buyer's sole and exclusive discretion). Buyer shall not have the right to assign this Agreement, or any interest herein, to any other party without first having obtained the prior written consent of Seller (which consent may be withheld in Seller's sole and exclusive discretion).

     16.10 PALMER NAME. For the purpose of this Agreement, the term "PALMER IDENTIFICATION" shall mean the name "Arnold Palmer" and the name of Buyer, Arnold Palmer Golf Management, LLC, or any part thereof, and shall include any reference to Arnold Palmer and the likeness of Arnold Palmer. Seller agrees that neither it, nor its affiliates, subsidiaries, assigns or successors, shall in any manner use, print, copy, or market the Palmer Identification including, but not limited to, any marketing or sales collateral materials, any advertising, or any communication to the public without the written consent of Buyer (at its sole discretion); provided, however, that the foregoing shall not be deemed to preclude any affiliate of Seller from using the Palmer Identification pursuant to a separate direct agreement between said affiliate and the owner/licensor of the Palmer Identification.

     16.11 [INTENTIONALLY OMITTED]

     16.12 OFFER AND ACCEPTANCE. Delivery by Buyer to Seller of a copy of this Agreement executed by Buyer shall constitute an offer to purchase the Property upon the terms and conditions herein set forth which shall be effective for a period of seventy-two (72) hours following the time of such delivery. If Seller fails to deliver a fully executed counterpart of this Agreement to Buyer prior to expiration of such seventy-two (72) hour period, then at Buyer's sole option, said offer may be revoked and rescinded in its entirety at any time thereafter, and upon such revocation and rescission, said offer and this Agreement shall have no further force or effect.


                                  ARTICLE 17

                                    UNITS


     17.1 ACCREDITED INVESTORS. Seller acknowledges that Buyer is paying a portion of the Purchase Price by the issuance of Units in a sale exempt from registration under the Securities Act (as defined in Section 17.2 below) and that the issuance of said Units is based upon the representations and warranties of Seller contained herein and the representations of each equity owner of Seller (collectively the "EQUITY OWNERS"). The persons listed on Exhibit U hereto constitute all of the Equity Owners of Seller (all of the Equity Owners are referred to hereinafter as the "OFFEREES"). Seller represents that each of the Offerees is an "Accredited Investor" (as such term is defined herein in Rule 501(a) promulgated under the Securities Act). Notwithstanding any provision of this Agreement or of the partnership agreement of Buyer (as such partnership agreement may be amended from time to time) to the contrary, Seller shall have the right to distribute Units to any Offeree without the consent of Buyer, and upon the execution of an amended and restated partnership agreement of Buyer by an Offeree, such Offeree shall become a limited partner of the Buyer.

     17.2 REQUIRED INFORMATION. Seller understands that in connection with the IPO, Buyer will require certain information in order to comply with the Securities Act of 1933, as amended, the regulations promulgated thereunder, and any applicable states' securities laws governing the offering and sales of securities (collectively, the "SECURITIES ACT"), and such information will be used in the preparation of and/or included in a prospectus (the "PROSPECTUS") to be distributed in connection with the sale of the Common Stock of the REIT. Seller agrees to provide to Buyer, at Buyer's sole cost and expense (unless otherwise specified in this Agreement), all information which Buyer, the underwriters of the IPO and their respective attorneys or accountants deem necessary or desirable to prepare the Prospectus. Seller agrees to review carefully the portions of the Prospectus concerning the Property to verify that such portions of the Prospectus do not contain any untrue statement of material fact and do not omit to state a material fact necessary in order to make the statements made in such portions of the Prospectus, in light of the circumstances under which they were made, not misleading. If Seller finds any portion of the Prospectus relating to the Property inaccurate, Seller shall promptly notify Buyer in detail in writing as to the reasons it finds such portions of the Prospectus inaccurate so that the Prospectus may be modified. It is acknowledged that Seller has heretofore received a preliminary draft of the Prospectus, and that Buyer intends to initiate a name change to become "Presidio Golf Limited Partnership," being the operating partnership described in such draft of Prospectus.

     17.3 NO OFFERING. This Agreement is not intended to constitute an offering of securities under the Securities Act (as defined in Section 17.2 above) or otherwise, and no securities have been offered to Seller by virtue hereof.

     17.4 FEDERAL INCOME TAX CONSEQUENCES OF TRANSACTION. Each of Buyer and Seller hereby acknowledges and agrees that, notwithstanding anything contained in this Agreement to the contrary, the transfer of the Property shall be treated for federal income tax purposes (i) with respect to that portion of the Purchase Price paid in the form of Units under Section 3.2 hereof, as a partial contribution of the Property to Buyer under Section 721 of the Internal Revenue Code of 1986, as amended (the "CODE"), and (ii) with respect to that portion of the Purchase Price paid in the form of cash or by cashier's or certified check or wire transfer of funds as set forth in Section 3.2 hereof, as a sale of a portion of the Property to Buyer. As a result, the transaction will be treated for federal income tax purposes as a part contribution/part sale of the Property under Code Section 707 and the Treasury Regulations promulgated thereunder.

     17.5 DEBT SUBJECT TO AMOUNT. Notwithstanding anything herein to the contrary, in the event that the entire Purchase Price is paid in the form of cash or by cashier's or certified check or wire transfer of funds (i.e., as opposed to Units), for any reason, then the Property shall be conveyed to Buyer at Closing, free and clear of any liens created by the Loan Documents (all of which liens shall thereafter be deemed unpermitted exceptions for all purposes hereof), and the Purchase Price shall no longer be reduced or offset by the Debt Subject to Amount as contemplated by this Agreement. In such event, at either party's request, the parties shall enter into a supplement hereto, confirming the terms of this Section 17.5 and modifying this Agreement, as appropriate, to reflect the intent of this provision and the other provisions hereof which may be contrary hereto.

                          [Signature Page to Follow]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

                  BUYER:

                  APGM LIMITED PARTNERSHIP, a Delaware limited partnership


                  By: PALMER MANAGEMENT, LLC, a Delaware limited liability
                      company, its general partner

                      By: ARNOLD PALMER GOLF MANAGEMENT, LLC, a Delaware limited liability company, its managing member


                           By: /s/ Peter J. Nanula
                              --------------------------------------------------
                                Name: Peter J. Nanula
                                      ------------------------------------------
                                Its: President
                                     -------------------------------------------

                  SELLER:

                  OLYMPUS/MONTCLAIR-CHICAGO GENERAL PARTNERSHIP, an Illinois general partnership


                  By: OLYMPUS CHICAGO HOTELS, L.P., a Delaware limited
                      partnership, its managing general partner

                      By: OLY GP INVESTMENTS, L.P., a Texas limited partnership, its general partner

                           By: OLYMPUS REAL ESTATE FUND GP PARTNERS, a Texas general partnership, its general partner

                                By:  HMTFD FUND I PARTNERS, L.P., a Texas
                                     limited partnership, its managing partner

                                     By:  HMTF/OLYMPUS GP, INC., a Texas
                                          corporation, its general partner

                                          By:  /s/ Timothy B. Smith
                                               ---------------------------------
                                                  Name: Timothy B. Smith
                                                        ------------------------
                                                  Title: Vice President
                                                         -----------------------

                                  EXHIBIT E

                                 UNIT FORMULA

     Subject to Buyer and/or REIT making an appropriate securities law offering and satisfaction of the terms of Section 8.3 and Article 17 of this Agreement, that portion of the Purchase Price to be payable in Units ("NON-CASH ACQUISITION PRICE") shall be payable by delivery of the number of Units equal to the Non-Cash Acquisition Price divided by the mid-point between the high and low anticipated initial public gross offering price for the Common Stock (as set forth in the last preliminary prospectus included as part of the registration statement filed with the U.S. Securities Exchange Commission with respect to the IPO which is circulated to investors generally).

















                                     E-1